                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE  SECURITIES  EXCHANGE ACT OF 1934

  Filed by the Registrant    [X]
  Filed by a Party other than the Registrant    [_]
  Check the appropriate box:

  [_]       Preliminary Proxy Statement
  [X]       Definitive Proxy Statement
  [_]       Definitive Additional Materials
  [_]       Soliciting Material Pursuant to Sec. 240.14a-11(c) or
            Sec. 240.14a-12

            DAYTON HUDSON CORPORATION

- -------------------------------------------------------------------------------
     (Name of Registrant as Specified in Its Charter)
            DAYTON HUDSON CORPORATION

- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement)

  Payment of Filing Fee (Check the appropriate box):
    [X]      $125 per Exchange Act Rule 0-11(c)(1)(ii),
             14a-6(i)(1), or 14a-6(j)(2).
    [_]      $500 per each party to the controversy
             pursuant to Exchange Act Rule 14a-6(i)(3).
    [_]      Fee computed on table below per Exchange
             Act Rules 14a-6(1)(4) and 0-11.

  (1)      Title of each class of securities to which transaction applies:
- ------------------------------------------------------------------------------

  (2)      Aggregate number of securities to which transactions applies:

- -------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

- --------------------------------------------------------------------------------

  (4)      Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

    [_]       Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)      Amount Previously Paid:

- -------------------------------------------------------------------------------

    (2)      Form, Schedule or Registration Statement No.:

- -------------------------------------------------------------------------------

    (3)      Filing Party:

- -------------------------------------------------------------------------------

    (4)      Date Filed:

- -------------------------------------------------------------------------------

                     [LOGO OF DAYTON HUDSON CORPORATION]

DAYTON HUDSON CORPORATION
777 Nicollet Mall
Minneapolis, Minnesota 55402
612/370-6948

                                                                April 20, 1994



Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Dayton Hudson Corporation to be held in Minneapolis at The Children's Theatre on Wednesday, May 25, 1994, beginning at 9:30 a.m. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy.

    On behalf of your Board of Directors and employees, thank you for your continued support of and interest in Dayton Hudson.

                                       Sincerely,


                                       /s/ Kenneth A. Macke
                                       Kenneth A. Macke
                                       Chairman of the Board

                      [LOGO OF DAYTON HUDSON CORPORATION]

DAYTON HUDSON CORPORATION
777 Nicollet Mall
Minneapolis, Minnesota 55402
Telephone: (612) 370-6948

Notice of Annual Meeting
of Shareholders
May 25, 1994

____________________________________________________________________________

To Our Shareholders:

    The Annual Meeting of Shareholders of Dayton Hudson Corporation will be held at The Children's Theatre, Minneapolis Institute of Arts, 2400 3rd Avenue South, Minneapolis, Minnesota, on Wednesday, May 25, 1994, at 9:30 a.m., Central Daylight Time, for the following purposes:

    (1) To elect four directors for three-year terms.

    (2) To approve the appointment of Ernst & Young as independent auditors.

    (3) To approve for purposes of federal tax law two new short-term incentive plans based on objective performance goals.

    (4) To act upon any other business that may properly come before the meeting, including certain shareholder proposals.

    Holders of record of Common Stock and Series B ESOP Convertible Preferred Stock at the close of business on April 1, 1994 will be entitled to vote at the meeting and any adjournment thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. YOUR COOPERATION IN SIGNING AND RETURNING YOUR PROXY PROMPTLY WILL HELP AVOID FURTHER SOLICITATION EXPENSE TO YOUR CORPORATION.

                                       /s/ James T. Hale
                                       JAMES T. HALE
                                       Secretary

Approximate Date of Mailing of Proxy Material:
April 20, 1994

                          DAYTON HUDSON CORPORATION
               777 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55402

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 25, 1994

     The Board of Directors of Dayton Hudson Corporation (the "Corporation") solicits the enclosed Proxy for the Annual Meeting of Shareholders to be held at The Children's Theatre, Minneapolis Institute of Arts, 2400 3rd Avenue South, Minneapolis, Minnesota, on Wednesday, May 25, 1994, at 9:30 a.m., Central Daylight Time, and for any adjournment thereof. Shares represented by proxies in the form solicited will be voted. Proxies may be revoked at any time before being exercised by filing with the Secretary of the Corporation a proxy dated at a later time or a written revocation dated after the date of the proxy.

                             PROPOSAL NUMBER ONE

                            ELECTION OF DIRECTORS

     Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class III directors for three-year terms expiring in 1997 and until their successors are elected. The four nominees are Betty Ruth Hollander, Kenneth A. Macke, Mary Patterson McPherson and Robert J. Ulrich.

     The Corporation's Restated Articles of Incorporation, as amended, provide that the business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than twenty-one persons. Directors are divided into three classes. Directors of one class are elected each year for a term of three years. The Board of Directors currently consists of thirteen members, four of whom are Class II directors whose terms expire at the 1996 Annual Meeting, five of whom are Class I directors whose terms expire at the 1995 Annual Meeting, and four of whom are Class III directors whose terms expire at this Annual Meeting.

     The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the proxy cards returned to the Corporation will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy card. If elected, Mr. Macke has announced that he will resign as a director on July 1, 1994 at the time he retires as Chairman of the Board.

     All of the nominees are now directors. All of the present directors were elected to the Board of Directors by the shareholders, except for Mr. Ulrich who was elected by the Board of Directors on September 8, 1993. The Board of Directors held seven meetings during the last fiscal year, one of which was a two-day meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B ESOP Convertible Preferred Stock of the Corporation present and entitled to vote on the election of directors is required for election to the Board of Directors of each of the four director nominees. For this purpose, a shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

  Following is information regarding the nominees and directors, including information furnished by them as to their principal occupations and the number of shares of Common Stock of the Corporation beneficially owned by them as of April 1, 1994. See page 27 for stock ownership table.

                                                                                                      DIRECTOR
   NAME                    PRINCIPAL OCCUPATION AND OTHER INFORMATION                        AGE       SINCE
   ----                    ------------------------------------------                        ---      --------
     Picture of        Rand V. Araskog is Chairman of the Board and Chief Executive           62        1982
   Rand V. Araskog     Officer of ITT Corporation, a diversified multinational
    appears here       company. He served in the Office of the Secretary of Defense from 1954 to 1960. From 1960 to 1966, he worked in the
                       defense, space and aeronautical fields with Honeywell Inc. He joined ITT in 1966 and advanced through various management positions. He was elected Senior Executive Vice President and
                       Chief Operating Officer in 1978. He was elected President and
                       Chief Executive Officer in 1979 and Chairman in 1980. He is a
   Rand V. Araskog     director of Alcatel Alstham, Dow Jones & Company, Inc., ITT
       Class I         Corporation, The New York Stock Exchange, Inc. and Shell Oil
Term expires in 1995   Corporation. (1)(3)(5)(6)

     Picture of        Robert A. Burnett is retired Chairman and Chief Executive Officer      66        1983
  Robert A. Burnett    of Meredith Corporation, a media company engaged in printing,
    appears here       publishing, broadcasting and real estate. He joined Meredith in
                       1952. He was appointed Advertising Director of its Better Homes and Gardens magazine in 1961. He was elected Vice President in
                       1961, Executive Vice President in 1971 and President and Chief
                       Operating Officer in 1973. He was Chief Executive Officer from
  Robert A. Burnett    1977 to 1989. He was Chairman from 1988 to 1992. He is a director
       Class I         of ITT Corporation, Meredith Corporation, Midwest Resources, Inc.
Term expires in 1995   and Whirlpool Corporation. (1)(3)(4)(6)

     Picture of        Livio D. DeSimone is Chairman and Chief Executive Officer of 3M,       57        1987
  Livio D. DeSimone    a diversified manufacturer. He joined 3M in 1957 and held various
     appears here      international and domestic positions. He was elected Area Vice
                       President, Latin America in 1975; Vice President in 1979; and
                       Executive Vice President in 1981. He was elected Chairman and Chief
  Livio D. DeSimone    Executive Officer in 1991. He is a director of Cargill, Incorporated,
       Class II        Cray Research, Inc., General Mills, Inc., 3M and Vulcan Materials
 Term expires in 1996  Corporation. (1)(2)(5)(6)

                                                                                                      DIRECTOR
   NAME                    PRINCIPAL OCCUPATION AND OTHER INFORMATION                        AGE       SINCE
   ----                    ------------------------------------------                        ---      --------
     Picture of        Roger A. Enrico is Vice Chairman of PepsiCo, Inc., a domestic and      49        1990
   Roger A. Enrico     international beverage and food business. He joined PepsiCo in
    appears here       1971 and advanced through various management positions including
                       Vice President of Marketing at Frito-Lay, Area Vice President/South
                       Latin America for Pepsi-Cola International and President of
                       Frito-Lay/Japan for PepsiCo Foods International. He was President
                       and Chief Executive Officer of Pepsi-Cola USA from 1983 to May
                       1986 when he became President and Chief Executive Officer of
                       Pepsi-Cola Company. He was President and Chief Executive Officer
                       of PepsiCo Worldwide Beverages from 1986 to 1990. He was Chairman and Chief Executive Officer of Frito-Lay from 1990 to 1992. In
                       1992, he was elected Chairman and Chief Executive Officer of PepsiCo
   Roger A. Enrico     Worldwide Foods. In 1993, he was elected Vice Chairman of PepsiCo,
       Class II        Inc. He is a director of Bank One, Texas, N.A., PepsiCo, Inc. and
Term expires in 1996   The Prudential Insurance Company of America. (1)(3)(5)(6)

     Picture of        William W. George is President and Chief Executive Officer of          51        1993
  William W. George    Medtronic, Inc., a therapeutic medical device company. He served
    appears here       in the United States Department of Defense from 1966 to 1968 and worked in the United States Department of the Navy from 1968 to
                       1969. From 1969 to 1978, he worked for Litton Industries, Inc., serving as president of Litton Microwave Cooking Products from
                       1973 to 1978. He was elected to various officer positions at Honeywell,
                       Inc. from 1978 to 1989, including President, Europe from 1980 to
                       1983, President, Industrial Automation & Controls from 1987 to
                       1988 and President, Space & Aviation Controls from 1988 to 1989.
                       He was elected President and Chief Operating Officer of Medtronic
  William W. George    in 1989 and was elected President and Chief Executive Officer in
       Class II        1991. He is a director of Medtronic, Inc., Toro Company and Valspar
Term expires in 1996   Corporation. (1)(2)(4)(6)

      Picture of       Roger L. Hale is President and Chief Executive Officer of Tennant      59        1982
    Roger L. Hale      Company, an industrial equipment manufacturer. He is also Vice
    appears here       Chairman of the Executive Committee of the Board of Directors of
                       the Corporation. He joined Tennant in 1961. He was appointed Assistant to the President in 1963 and was elected Vice President and director, systems and corporate development in 1968. In 1972, he was elected
                       Vice President, International and in 1975, he was elected President
    Roger L. Hale      and Chief Operating Officer. He was elected Chief Executive Officer
       Class I         in 1976. He is a director of First Bank System, Inc., Tennant Company
Term expires in 1995   and The St. Paul Companies, Inc. (1)(3)(5)(6)

                                                                                                      DIRECTOR
   NAME                    PRINCIPAL OCCUPATION AND OTHER INFORMATION                        AGE       SINCE
   ----                    ------------------------------------------                        ---      --------
      Picture of       Betty Ruth Hollander is Chairman of the Board and Chief Executive      64        1986
      Betty Ruth       Officer of The Omega Group, Inc., a manufacturer of scientific
      Hollander        measurement and control devices and systems, technical publishing
     appears here      and industrial and commercial real estate development. She founded
                       Omega Engineering, Inc. and was elected President in 1962. She was elected Chairman and Chief Executive Officer of The Omega Group,
     Betty Ruth        Inc. in 1978. She is a director of the People's Bank and the People's
     Hollander         Bank Trustees. (1)(3)(4)(6)
     Class III
  Nominee for term
  expiring in 1997

      Picture of       Michele J. Hooper is Corporate Vice President, International           42        1990
  Michele J. Hooper    Businesses, Caremark International, Inc., a health care company.
     appears here      She joined Baxter Healthcare Corporation in 1976 and served in various management positions before being named Vice President,
                       Corporate Planning for Baxter International in 1984. In 1988, she
                       was elected President of Baxter Healthcare Corporation, Canada.
                       From 1991 to 1992 she was President, Alternate Site International,
                       a unit of Baxter Corporation. In 1992, she became President,
  Michele J. Hooper    International Business Group, Caremark International, Inc. and
       Class I         in 1993, she became Corporate Vice President, International
Term expires in 1995   Businesses, Caremark International, Inc. (1)(2)(5)(6)

      Picture of       Kenneth A. Macke is Chairman of the Board and Chairman of the          55        1979
  Kenneth A. Macke     Executive Committee of the Corporation. He joined Dayton's as
     appears here      a merchandise trainee in 1961 and advanced through various management positions at Dayton's and Target. In 1977, he was elected Chairman and Chief Executive Officer of Target and
                       Senior Vice President of the Corporation. He served as
                       President of the Corporation from 1981 to 1984. In 1982, he was elected Chief Operating Officer of the Corporation. In 1983, he was elected Chief Executive Officer. In 1984, he was elected
   Kenneth A. Macke    Chairman of the Board. He was elected Chairman of the Executive
     Class III         Committee in 1985. Mr. Macke was Chief Executive Officer until
  Nominee for term     April 13, 1994. He is a director of First Bank System, Inc.,
  expiring in 1997     General Mills, Inc. and Unisys Corporation. (1)

                                                                                                      DIRECTOR
   NAME                    PRINCIPAL OCCUPATION AND OTHER INFORMATION                        AGE       SINCE
   ----                    ------------------------------------------                        ---      --------

     Picture of        Mary Patterson McPherson is President of Bryn Mawr College. She        58        1988
   Mary Patterson      joined Bryn Mawr College as an Assistant, Fellow and Lecturer in
      McPherson        1961. She became Assistant Dean in 1964, Associate Dean in 1969
    appears here       and Dean, Undergraduate College in 1970. She became an Associate
                       Professor in 1970. She was Acting President from 1976 to 1977 and became President in 1978. She is a director of Bell Telephone Company
    Mary Patterson     of Pennsylvania. (1)(2)(4)(6)
      McPherson
      Class III
   Nominee for term
   expiring in 1997

    Picture of         Robert J. Ulrich is Chief Executive Officer of the Corporation         50        1993
 Robert J. Ulrich      and Chairman and Chief Executive Officer of Target, a division
   appears here        of the Corporation. Mr. Ulrich began his retailing career as a merchandising trainee at Dayton's in 1967 and advanced through various management positions. In 1981, Mr. Ulrich was named Executive
                       Vice President of Dayton's and later that year was named President and Chief Executive Officer of Diamond's, a former operating company of the Corporation. In 1984, Mr. Ulrich was named President of
  Robert J. Ulrich     the Department Store Division. Later that year he was named President
      Class III        of Target. He became Chairman and Chief Executive Officer of Target
  Nominee for term     in 1987. He was elected Chief Executive Officer of the Corporation
  expiring in 1997     on April 13, 1994.

      Picture of       John R. Walter is Chairman and Chief Executive Officer of R.R.         47        1991
    John R. Walter     Donnelley & Sons Company, a provider of printing and printing related
     appears here      services. He joined R.R. Donnelley in 1969. He was elected Executive
                       Vice President -- Operations in 1986. He was elected President
    John R. Walter     in 1987, and was elected Chairman and Chief Executive Officer in
      Class I          1989. He is a director of Abbott Laboratories, Deere & Company
Term expires in 1995   and R.R. Donnelley & Sons Company. (1)(2)(4)(6)

      Picture of       Stephen E. Watson is President of the Corporation and Chairman         49        1990
  Stephen E. Watson    and Chief Executive Officer of its Department Store Division. He
     appears here      joined Dayton's in 1973 as a merchandising trainee and advanced through various management positions. In 1982, he was named Executive
                       Vice President for merchandising and marketing. He became President of Hudson's in 1984. He was named President of the Department Store
                       Division in 1985 and later that year became Chairman and Chief
  Stephen E. Watson    Executive Officer of the Department Store Division. He was elected
       Class II        Executive Vice President of the Corporation in 1989 and President
Term expires in 1996   in 1990. He is a director of Norwest Corporation.

- --------------------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

(4) Member of the Corporate Responsibility Committee.

(5) Member of the Finance Committee.

(6) Member of the Nominating Committee

Executive Committee

  The Executive Committee of the Board of Directors is elected by the directors. The Executive Committee consists of the Chairman of the Board of the Corporation and all the independent directors. The members of the Executive Committee are identified above. During the last fiscal year, the Executive Committee held four meetings. The Executive Committee reviews the Compensation Committee's recommendations on performance and compensation of all senior corporate officers and certain other senior executives within the Corporation. As part of its responsibilities, the independent director members of the Executive Committee conduct the annual evaluation of the Chief Executive Officer of the Corporation. The Executive Committee also reviews the compensation policies and practices of the Corporation and it monitors the Corporation's managerial capabilities and requirements.

Nominating Committee

  The Board of Directors has a Nominating Committee, consisting of all the independent directors. The Nominating Committee held two meetings during the last fiscal year. The Nominating Committee considers the qualifications of and recommends each candidate and incumbent for election as a director of the Corporation and nominates candidates to fill Board vacancies. The Board of Directors created the Nominating Committee so that the selection of directors would be made solely by the independent directors.

  The Nominating Committee will consider nomination by a shareholder of a candidate for election as a director of the Corporation. Any shareholder who wishes the Nominating Committee to consider a candidate should submit a written request and related information to the Nominating Committee no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders (currently held in May). Under the Corporation's Restated Articles of Incorporation, as amended, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director's name in nomination by written request received by the Secretary of the Corporation at least 60 days prior to an annual or special meeting, together with the written consent of such person to serve as a director.

Compensation Committee

  The Board of Directors has a Compensation Committee, consisting of the independent directors identified above. The Compensation Committee held four meetings during the last fiscal year. The Compensation Committee reviews management proposals regarding compensation programs, plans and guidelines, focusing on a "pay for performance" compensation philosophy. The Compensation Committee reviews the performance of all senior corporate officers and certain other senior executives within the Corporation and recommends their compensation based on their performance. The Compensation Committee also determines awards and payouts under the Corporation's long-term incentive plan and makes certain determinations regarding short-term incentive compensation.

Audit Committee

  The Board of Directors has an Audit Committee, consisting of the independent directors identified above. The Audit Committee held two meetings during the last fiscal year. In designating the members of the Audit Committee, the Board specifically evaluates their independence of judgment according to guidelines published by the New York Stock Exchange. The Audit Committee, among other duties, reviews the overall audit scope, plans for internal and independent audits, the Corporation's internal controls, emerging accounting issues, officer and director expenses, audit fees and retirement plans. The Audit Committee meets individually with the internal auditors and independent auditors, without management present, to discuss the results of their audits. The Audit Committee encourages the internal and independent auditors to communicate closely with the Audit Committee.

Finance Committee
  The Board of Directors has a Finance Committee, consisting of the independent directors identified above. The Finance Committee met three times during the last fiscal year. The duties of the Finance Committee include reviewing the financial policies and performance objectives of the Corporation and reviewing the financing requirements of the Corporation.

Corporate Responsibility Committee
  The Board of Directors has a Corporate Responsibility Committee, consisting of the independent directors identified above. The Corporate Responsibility Committee held two meetings during the last fiscal year. The duties of the Corporate Responsibility Committee include review and evaluation of the public affairs and community development programs of the Corporation and its operating companies. The Corporate Responsibility Committee also reviews and evaluates the community giving programs of the Corporation, its operating companies and the Dayton Hudson Foundation and annually recommends the charitable gift of the Corporation to the Foundation.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                               Compensation
                                                   Annual              ----------------------------
                                                Compensation                      Awards                Payouts
                                            -------------------        ----------------------------     -------
                                                                        Restricted       Securities      LTIP        All Other
                                                            Bonus          Stock         Underlying     Payouts    Compensation
Name and Principal Position     Year    Salary ($)(1)     ($)(1)(2)    Awards ($)(3)     Options (#)    ($)(4)       ($)(5)(6)
- ---------------------------    -----    -------------    ----------    -------------     -----------    -------    ------------
Kenneth A. Macke(12)            1993      1,149,076           0           495,250          25,642       529,353     224,198(7)
  Chairman and Chief            1992      1,097,307        819,428           0             16,719       435,708     158,405
  Executive Officer             1991      1,097,307           0              0             27,096       398,118

Robert J. Ulrich                1993        842,796           0           247,664          12,821       158,852     143,198(8)
  Chairman and Chief            1992        735,713        556,550           0              8,360       152,494      87,756
  Executive Officer of Target   1991        713,363           0              0             10,839       727,665

Stephen E. Watson,              1993        770,509           0           222,866          11,539       158,852     134,481(9)
  President; Chairman and       1992        688,056        296,576           0              8,360       130,719      95,173
  Chief Executive Officer of    1991        670,260           0              0             10,839       671,124
  The Department
  Store Division

Joseph C. Vesce                 1993        646,251           0           123,832           6,411        92,708     80,131(10)
  Chairman and                  1992        553,596           0              0             18,968        78,513     62,119
  Chief Executive Officer
  of Mervyn's

Henry T. DeNero                 1993        610,000           0           148,629           7,693          0        48,423(11)
  Vice Chairman                 1992        412,308        166,667           0             25,079          0       263,562

- ------------------------
 (1) Significant amounts of both salary and bonus for the five named executive officers were not actually received. Receipt of such amounts was deferred through the Corporation's Deferred Compensation Plan. Under this Plan, participants elect to defer a minimum per year of $5,000 of their compensation and a maximum per year of 25% of base salary and 100% of incentive bonuses up to an aggregate total of $250,000, plus the amount paid out in the eighth year following each separate deferral. Payout from the plan cannot be made until retirement, death, termination or in the eighth year following each separate deferral. Amounts deferred are subject to the same bankruptcy rules as are the Corporation's general debt obligations. Deferred amounts accrue interest on an annual basis, a portion of which is categorized as reportable by the Securities and Exchange Commission (SEC) proxy rules. Further information regarding reportable interest is provided in the footnotes below. Mr. Vesce became an executive officer of the Corporation in June, 1992. Mr. DeNero became an executive officer of the Corporation in April, 1992.

 (2) Executive officers of the Corporation and certain other members of management of the Corporation and its operating companies were eligible for an incentive bonus under the Corporation's Executive Incentive Plan ("EIP") during the years reflected in the Summary Compensation Table. The amount, if any, of the incentive bonus was based on (1) the Corporation's or the relevant operating company's financial results and (2) the individual executive's performance. Further information regarding the EIP is included in the Report of the Compensation Committee. Mr. DeNero joined the Corporation after the start of fiscal 1992. His offer of employment included a guaranteed fiscal 1992 bonus prorated based on his employment date, which is reflected in the table. In addition, all recipients of a bonus under the EIP for fiscal 1992 performance, including Mr. Macke, Mr. Ulrich and Mr. Watson, received an adjustment to their bonus for fiscal 1992 performance in September, 1993. Such adjustment was paid after final 1992 financial results for applicable benchmark companies were available.

 (3) Amounts reflected in the Restricted Stock Awards column reflect rights to receive restricted stock of the Corporation based on the closing price of the Corporation's Common Stock on April 14, 1993. The restrictions on this right to receive restricted stock require the executive to remain an employee of the Corporation for 4 years. Upon expiration of the 4-year period, the shares are then issued and put into escrow and are generally restricted until retirement. The holders of rights to receive restricted stock do not hold voting or dividend rights until after the shares are issued. Further information regarding restricted stock is included in the Report of the Compensation Committee. The number and value of restricted stock holdings at the end of the 1993 fiscal year (based on the closing price at the end of the fiscal year) is as follows:

                    Number      Value
                    ------    ---------
Kenneth A. Macke     6,411    $422,325
Robert J. Ulrich     3,206     211,195
Stephen E. Watson    2,885     190,049
Joseph C. Vesce      1,603     105,598
Henry T. DeNero      1,924     126,744

 (4) Amounts reflect earnouts of performance shares under the Dayton Hudson Corporation Executive Long Term Incentive Plan of 1981, as amended ("1981 Option Plan"). Based on competitive performance, performance share earnout of the 1989 grant paid in 1993 was 64% of the performance shares granted. The Report of the Compensation Committee includes a description of the 1981 Option Plan.

 (5) The Corporation has an Excess Long-Term Disability Program for certain key executives, including those executive officers individually listed above. The program is designed in conjunction with the employee-paid broad-based group disability plan (non-taxable benefit of $78,000 maximum per individual per year). Taxable excess disability benefits are paid according to a schedule based on compensation with the objective to replace total after-tax income of approximately 80% at a compensation level of $50,000 per year decreasing to approximately 40% at a compensation level of $2,000,000 per year. In order to receive excess benefits, the executive must be participating under the group disability plan. The actual cost to the Corporation would be the taxable disability payments. No claims for benefits have ever been filed under the Excess Long-Term Disability Program. No compensation is assumed for this program since the incremental cost to the Corporation of this benefit cannot be determined actuarily.

 (6) The amounts reported below include the following:
     - Matching contributions to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan ("SRSP") which all participating employees receive.

     - Amounts credited to the Deferred Compensation Plan for matching contributions that could not be made to the SRSP because of limitations imposed by the Internal Revenue Code.

     - Amounts categorized by the SEC as reportable interest on compensation deferred in current and previous years.

 (7) Includes
     $  8,355  SRSP matching contribution
     $ 73,869 deferred compensation credit for matching contributions which could not be made to SRSP
     $141,974  reportable interest on deferred compensation

 (8) Includes
     $  9,673  SRSP matching contribution
     $ 49,402 deferred compensation credit for matching contributions which could not be made to SRSP
     $ 84,123  reportable interest on deferred compensation

 (9) Includes
     $  8,134  SRSP matching contribution
     $ 29,868 deferred compensation credit for matching contributions which could not be made to SRSP
     $ 96,479  reportable interest on deferred compensation

(10) Includes
     $  7,988  SRSP matching contribution
     $ 16,850 deferred compensation credit for matching contributions which could not be made to SRSP
     $ 55,293  reportable interest on deferred compensation

(11) Includes
     $  8,994  SRSP matching contribution
     $  6,861  deferred compensation credit for matching contributions which could not be made to SRSP
     $ 32,568  reportable interest on deferred compensation

(12) Mr. Macke announced his retirement as Chief Executive Officer of the Corporation effective April 13, 1994. Mr. Macke will continue as Chairman of the Board and Chairman of the Executive Committee until July 1, 1994, at which time he will resign as a director of the Corporation. As part of Mr. Macke's retirement arrangement, the Corporation has agreed to make certain cash payments to Mr. Macke aggregating approximately $4,160,000, and, as permitted by the relevant benefit plans, to extend certain option exercise and performance share award periods and to prorate certain restricted stock awards. Mr. Macke has also agreed to act as a consultant to the Corporation between July 2, 1994 and December 31, 1994, and will receive a monthly fee of $50,000 for such services. Mr. Macke will also be entitled to a bonus for the current fiscal year of $500,000, payable in fiscal 1995, and to an office allowance. Pursuant to currently vested interests, Mr. Macke will also receive additional payments pursuant to the terms of the Corporation's Deferred Compensation Plan, Pension Plans and related excess benefit plans, and the SRSP, referred to elsewhere in this Proxy Statement.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED ANNUAL
                                                                                    RATES OF STOCK PRICE
                                                                                      APPRECIATION FOR
                                      INDIVIDUAL GRANTS                                OPTION TERM (6)
                    -----------------------------------------------------    ---------------------------------
                     NUMBER OF
                    SECURITIES      % OF TOTAL
                    UNDERLYING       OPTIONS       EXERCISE
                      OPTIONS        GRANTED        OR BASE
                      GRANTED      TO EMPLOYEES      PRICE     EXPIRATION
NAME                  (#)(1)      IN FISCAL YEAR    ($/SH)        DATE       0% ($)      5% ($)        10% ($)
- ----                ----------   ----------------  --------    ----------    ------      ------        -------
Kenneth A. Macke     6,411(2)          12%          78.00       4/14/03        0       1,257,740     3,187,557
                     6,410(3)                       78.00       4/14/03
                     6,411(4)                       78.00       4/14/03
                     6,410(5)                       78.00       4/14/03

Robert J. Ulrich     3,205(2)           6%          78.00       4/14/03        0         628,870     1,593,779
                     3,206(3)                       78.00       4/14/03
                     3,205(4)                       78.00       4/14/03
                     3,205(5)                       78.00       4/14/03

Stephen E. Watson    2,885(2)           6%          78.00       4/14/03        0         565,988     1,434,413
                     2,885(3)                       78.00       4/14/03
                     2,884(4)                       78.00       4/14/03
                     2,885(5)                       78.00       4/14/03

Joseph C. Vesce      1,603(2)           3%          78.00       4/14/03        0         314,460       796,951
                     1,603(3)                       78.00       4/14/03
                     1,602(4)                       78.00       4/14/03
                     1,603(5)                       78.00       4/14/03

Henry T. DeNero      1,923(2)           4%          78.00       4/14/03        0         377,342       956,317
                     1,924(3)                       78.00       4/14/03
                     1,923(4)                       78.00       4/14/03
                     1,923(5)                       78.00       4/14/03

- ----------------------

(1) Under the 1981 Option Plan each option was granted at the market value of the underlying Common Stock on the date of grant and has a 10-year term. The options are exercisable 25% after the first year, with an additional 25% after each of the next 3 years. The Report of the Compensation Committee includes additional information regarding the 1981 Option Plan.

(2) Exercisable April 14, 1994.

(3) Exercisable April 14, 1995.

(4) Exercisable April 14, 1996.

(5) Exercisable April 14, 1997.

(6) SEC rules require the information set forth in the 5% and 10% columns.
    The actual gains, if any, on stock option exercises depend on the future stock price of the Corporation's Common Stock. Since there is no means of accurately predicting the future price of the Corporation's Common Stock, no determination can be made as to the value of a stock option at the time of the grant.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                    Number of Securities             Value of Unexercised
                                                   Underlying Unexercised            In-the-Money Options
                        Shares                   Options at Fiscal Year End           at Fiscal Year End
                     Acquired on     Value                   (#)                             ($)
                       Exercise     Realized    ----------------------------    ----------------------------
Name                     (#)          ($)       Exercisable    Unexercisable    Exercisable    Unexercisable
- ----                 -----------    --------    -----------    -------------    -----------    -------------
Kenneth A. Macke        21,859       809,475      124,681         113,300        2,071,253         848,009
Robert J. Ulrich             0             0       58,754          42,837        1,209,217          41,931
Stephen E. Watson            0             0       51,454          71,640        1,023,331         678,726
Joseph C. Vesce              0             0       14,833          33,708          232,682          20,965
Henry T. DeNero              0             0            0          32,772                0         167,716

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                       Performance or
                        Number of       Other Period               Estimated Future Payouts
                      Shares, Units        Until               Under Non-Stock Price-Based Plans
                        or Other         Maturation      ---------------------------------------------
Name                  Rights (#)(1)      or Payout       Threshold (#)    Target(2)     Maximum (#)(3)
- ----                  -------------   ---------------    -------------    ----------    --------------
Kenneth A. Macke         19,231       4 fiscal years         7,692            --            19,231
Robert J. Ulrich          9,616       4 fiscal years         3,846            --             9,616
Stephen E. Watson         8,654       4 fiscal years         3,462            --             8,654
Joseph C. Vesce           4,808       4 fiscal years         1,923            --             4,808
Henry T. DeNero           5,770       4 fiscal years         2,308            --             5,770

- --------------------
(1) The Executive Long-Term Incentive Plan provides for the potential of earning awards of Corporation Common Stock during a performance cycle of 4 fiscal years. As performance shares are earned at the end of each performance period of 4 fiscal years, the Common Stock earned is issued and put into escrow and is generally restricted until retirement. Further information regarding performance shares is included in the Report of the Compensation Committee.
(2) There is no "Target" level of performance as that term is defined by the SEC for purposes of amounts payable pursuant to performance shares.
(3) Maximum performance shares to be issued if competitive performance targets are reached.

Income Continuance Policy

  No officer of the Corporation is a party to an employment contract with the Corporation. As an alternative to the use of such contracts, the Corporation has adopted an Income Continuance Policy and a Senior Management Group (SMG) Income Continuance Policy for certain officers of the Corporation.

  All executive officers named in the tables above (except Mr. DeNero and Mr. Macke, after his retirement), together with others, are participants under the Income Continuance Policy. In 1988, the Income Continuance Policy was amended to exclude additional participants under the Policy. Mr. DeNero was not a participant under the Policy at the time it was amended. In the event a participant's employment is terminated by management, the participant's compensation (salary and bonus) continues for a period of 18 to 24 months, depending on his or her length of service. If the participant's service with the Corporation is less than 3 years, the continuation is for 18 months; over 8 years, the continuation is for 24 months; and between 3 and 8 years, an amount determined by a schedule (more than 18 months but less than 24 months).

  Participants under the SMG Income Continuance Policy are members of the Corporation's Senior Management Group who are not participants under the Income Continuance Policy. The policy is similar to the Income Continuance Policy, except its time parameters are based on the participant's salary grade. Compensation may extend from 12 months to 24 months, based on a schedule which provides longer income continuation to those participants with higher grade levels. Mr. DeNero participates in the SMG Income Continuance Policy.

  All executive officers who are members of the Corporation's Senior Management Group, except Mr. Macke after his retirement, are covered by one of these policies. Both policies include offset provisions for other compensation from the Corporation and non-disparagement and non-competition requirements. Both policies provide that the policies cannot be terminated or future benefits be reduced under them unless two years prior notice has been given to the persons eligible under the terms of the respective policies. Both policies also provide that any executive who terminates employment or is terminated within two years of a Change in Control (as defined in the 1981 Option Plan) will be paid the present value of payments immediately after termination.

Amounts Paid Upon Termination

  When an executive terminates his or her employment with the Corporation, the executive will receive payments as set forth in the plans from his or her deferred compensation plan(s), the SRSP and pension plans. The executive may also be entitled to exercise options and, in certain circumstances, receive performance shares and restricted stock under the 1981 Option Plan. Further information regarding performance shares and restricted stock is provided in the Report of the Compensation Committee.

Pension

  All executive officers and other employees of the Corporation and its subsidiaries who have worked over 1,000 hours in a year and are at least 21 years of age are initially covered by the Corporation's Pension Plans. The following table shows the annual benefits that will be made under the Corporation's Pension Plans at age 65, on a life only basis, given the years of service and compensation set forth below:


                              Pension Plan Table

   Average        15 Years     20 Years     25 Years     30 Years     35 Years
Compensation     of Service   of Service   of Service   of Service   of Service
- ------------     ----------   ----------   ----------   ----------   ----------
 $  200,000      $ 36,300     $ 48,400     $ 60,500     $ 63,000      $ 65,500
    400,000        75,300      100,400      125,500      130,500       135,500
    600,000       114,300      152,400      190,500      198,000       205,500
    800,000       153,300      204,400      255,500      265,500       275,500
  1,000,000       192,300      256,400      320,500      333,000       345,500
  1,200,000       231,300      308,400      385,500      400,500       415,500
  1,400,000       270,300      360,400      450,500      468,000       485,500
  1,600,000       309,300      412,400      515,500      535,500       555,500
  1,800,000       348,300      464,400      580,500      603,000       625,500
  2,000,000       387,300      516,400      645,500      670,500       695,500
  2,200,000       426,300      568,400      710,500      738,000       765,500
  2,400,000       465,300      620,400      775,500      805,500       835,500

  Currently under ERISA, as amended, the maximum annual amount that can be paid under the Qualified Pension Plans to any individual is $118,800, unless grandfathered under prior limits. Amounts in excess of that maximum are paid under separate plans. In addition, the Corporation has supplemental plans that use the same formula the Qualified Pension Plans use to pay benefits on compensation that is excluded from the Qualified Pension Plans formula by ERISA. The years of present credited service for benefit purposes of the Corporation's executive officers named in the Summary Compensation Table are as follows: Mr. Macke, 32 years; Mr. Ulrich, 26 years; Mr. Watson, 20 years; Mr. Vesce, 18 years; and Mr. DeNero, 2 years. Average Compensation is the average cash remuneration, including deferred compensation, for the highest five consecutive calendar years of credited service in the last ten years.
The compensation reflected in the Summary Compensation Table is cash compensation, including deferred compensation, for the fiscal year. If the employment of a participant is terminated prior to age 55, his or her pension will be less than the amount shown in the table, even if commencement of benefit payments is deferred until age 65. The amounts set forth in the table are not subject to any deductions for Social Security benefits or other offset amounts. All executive officers, who are members of the Senior

Management Group, participate in a program whereby such persons will receive the equivalent of a joint and 100% surviving spouse option with no reduction from the life only pension amount. Normally the life only amount would be reduced by approximately 20% for this option. The percentage reduction depends on age differentials. The Corporation also has a supplemental plan that treats certain of its Senior Management Group as being 5 years older, but not older than 65, for purposes of the actuarial reduction of pension benefits at early retirement. All excess and supplemental plans pay the lump sum present value of their respective benefits in the year following retirement. The pension table reflects amounts payable under all pension plans, whether qualified or non-qualified supplemental plans.


                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

  The Corporation has a pay for performance compensation philosophy for its management employees, including its executive officers. The total compensation plan for executive officers of the Corporation includes base salary, the opportunity for an annual incentive bonus, long-term incentive compensation and benefits.

  It is the responsibility of the Compensation Committee to develop and administer the total compensation plan for executive officers of the Corporation. In addition, the Compensation Committee reviews compensation levels of executive officers who are members of the Senior Management Group ("the Executive Officers") and evaluates the performance of top management, including the five highest paid executive officers. Individual written performance appraisals are given annually to each executive officer, including the Chief Executive Officer (CEO).

  Reflecting the pay for performance philosophy of the Corporation, the compensation policies established by the Compensation Committee provide that a portion of the annual compensation of each executive officer is contingent upon the financial performance of the Corporation or relevant operating company, as well as the individual performance of the executive officer.

Performance Evaluations

  The Compensation Committee, together with all other outside directors, established the performance criteria it planned to use to evaluate Mr. Macke's fiscal 1993 performance as Chairman of the Board and CEO. The Compensation Committee did not prepare an annual written performance evaluation of Mr. Macke's fiscal 1993 performance and did not determine Mr. Macke's performance score since Mr. Macke informed the Compensation Committee that he planned to retire.

  All other executive officers of the Corporation received performance appraisals based on prescribed objectives (such as succession planning and strategy execution), key job responsibilities and financial performance. The fiscal 1993 written performance appraisal scores of the Executive Officers were approved by the Compensation Committee. No short-term incentive compensation has been paid to executive officers for fiscal 1993 performance; however, the individual performance scores of all executive officers would have entitled each of them to an incentive bonus, if the 1993 financial performance score had been above the threshold.

Base Salary

  In April, 1993, the Compensation Committee approved an increase to Mr. Macke's base salary, resulting in a new base salary of $1,159,200. The Compensation Committee had previously frozen Mr. Macke's base salary at its 1990 level for three years, and increased his potential for incentive compensation, starting in fiscal 1990. When the Compensation Committee considered Mr. Macke's base salary, it reviewed two established annual third-party retail compensation surveys covering approximately 90 retailers throughout the United States (the "Competitive Surveys"). Many, but not all, of the companies included in the performance graph are included in the Competitive Surveys. The Compensation Committee also received information on base salaries and other compensation from a review of proxy statements of competitive retailers (the "Proxy Survey"). The

Compensation Committee set Mr. Macke's base salary at approximately the median of the base salaries for CEOs of these retailers, adjusted for the size of the companies.

  Base salaries of the other executive officers of the Corporation are based on competitive practices, and are at approximately the median of base salary plus annual incentive bonus when compared with domestic, non-food retailers, adjusted for the size of the companies. The Competitive Surveys are used to determine base salaries. Executive Officers receive a higher base salary than the industry average because the threshold for pay out of short-term incentive compensation by the Corporation is set at a higher level than it is for a majority of competitive retailers. Increases in base salary result from promotional increases reflecting job scope changes and from merit increases determined by the executive's performance score, the executive's position in the salary range and company performance. Merit increase guidelines are established each year based on the performance of the relevant operating company or the Corporation and current economic and marketplace conditions. Once overall guidelines are established and an individual performance score is assigned, the actual percentage increase is affected by the executive's position in the salary range for his or her grade, that is, the lower the placement in the range the greater the percentage increase.

Short-Term Incentive Compensation

  Under the Corporation's Executive Incentive Plan, executive officers of the Corporation and certain other members of the senior management of the Corporation and its operating companies were eligible for an annual incentive bonus for fiscal 1993. No executive officer of the Corporation, including Mr. Macke, has been paid an incentive bonus for fiscal 1993 performance.

  To receive an incentive bonus for fiscal 1993 performance the Corporation's or the relevant operating company's financial performance had to be at or within the top 45% of the benchmark group of 20 of the top-performing companies in retailing. Based on currently available information regarding the 20 benchmark companies, no incentive bonus has been paid to any executive officer. While it is clear that executives at Mervyn's, the Department Store Division, and Corporate Staff will not receive an incentive bonus for fiscal 1993 performance, it is possible that executives at Target, including Mr. Ulrich, could receive an incentive bonus for fiscal 1993 performance after financial information is finalized and released by the 20 benchmark companies.

  Selection of the 20 benchmark companies was based on a minimum asset capitalization of $1.0 billion and a strong record of financial performance. The 20 companies included in the comparative group are reviewed annually as their performance changes, as mergers and acquisitions occur and as new competitors emerge. Many, but not all, of the 20 companies are included as comparison companies in the performance graph included in this proxy statement.

  Measures of financial performance for fiscal 1993 were return on investment versus a return on investment standard, which is a financial hurdle rate adjusted for investment growth ("ROI"), and earnings growth. The measures of financial performance at each operating company were weighted as follows:
Target, 50% ROI and 50% earnings growth; Mervyn's, 70% ROI and 30% earnings growth; and the Department Store Division, 60% ROI and 40% earnings growth. With respect to Mr. Macke, financial performance was an investment weighted roll-up of all of the operating companies' financial performance. The financial performance of each operating company's chief executive officer was determined by the performance of their individual operating company.

  If threshold levels of financial and personal performance had been achieved, short-term incentive compensation would have been paid to executive officers and compensation would have increased as relative performance increased. If the Corporation had achieved a threshold financial performance and assuming Mr. Macke achieved a threshold personal performance score in fiscal 1993, Mr. Macke would have received a bonus of 40% of his base salary.

  Although incentive plan scores were weighted between the financial performance of the Corporation or the relevant operating company and the executive's individual performance, no executive officer was eligible to receive a bonus unless the threshold financial performance was achieved.

  Mr. Macke's fiscal 1993 incentive plan score was to be weighted equally between the score of his individual written performance appraisal and the Corporation's financial performance relative to the benchmark group. The fiscal 1993 incentive plan scores of the other named executive officers were weighted as follows: Mr. DeNero, 50% on his individual written performance appraisal and 50% on the Corporation's financial performance; and Mr. Ulrich, Mr. Watson, and Mr. Vesce 30% on their individual written performance appraisals and 70% on their respective operating company's financial performance. Other Executive Officers had incentive plan scores that were weighted 40% on their individual written performance appraisals and 60% on the Corporation's financial performance.

Long-Term Incentive Compensation

  The Compensation Committee determines the amount of options, performance shares and restricted stock to issue annually by using guidelines based on studies of outside expert compensation consultants. The Compensation Committee reviews the Competitive Surveys and Proxy Survey and sets its grants at approximately the median of competitive companies of similar size. The Compensation Committee, using the Competitive Surveys and Proxy Survey, determines the grant size for the CEO and other executive officers. The Compensation Committee then creates several long-term incentive pools: one for each operating company and the corporate staff. The size of the pool varies with the Corporation's or relevant operating company's performance, that is, the better the performance, the larger the pool. However, the precise size of each pool is based on the subjective judgment of the Compensation Committee. The Compensation Committee determined in 1993 that for certain corporate executives, including all Executive Officers, the amount of the pool granted to them would be divided as follows: options, 50%; performance shares, 37.5%; and restricted stock, 12.5%. Individual awards from the pool are based on the individual's responsibilities, performance, future potential and previous grants.

  For fiscal 1993 the Compensation Committee modified the non-stock option portion of the long-term incentive plan. The modifications generally require participants to continue as employees of the Corporation until retirement in order to ultimately receive the performance shares and restricted stock granted under the plan. In addition, one year's notice of retirement is generally required to allow for orderly management succession. This action was intended to tie the executive's compensation to shareholder value by giving these executives an incentive to remain with the Corporation until retirement.

Performance Shares

  All of the Executive Officers participate in the performance share component of the Executive Long Term Incentive Plan of 1981. The primary purpose of performance shares is to offer incentive to participating officers to achieve long-term performance of the Corporation or the individual operating company. The plan provides for the potential of earning awards of Corporation Common Stock during a performance cycle of 4 fiscal years. The performance share payout in 1993 was based on the Corporation's financial performance over the performance cycle of 4 fiscal years using ROI and earnings growth as measured against certain benchmark companies. The benchmark companies used were the same companies used for the short-term incentive plan. The financial performance score for each of the 4 years was averaged. As with short-term incentive compensation, a threshold level of performance is required before any payout occurs. A matrix is used to determine the actual payout amount.
The payout for the fiscal 1989 grant covering the period of 4 fiscal years ending in 1993, was 64% of the grant.

  Beginning with the 1993 performance share grant potentially payable in 1997, additional restrictions have been added to grants of performance shares. As performance share grants are earned at the end of each performance period of 4 fiscal years, the Common Stock earned is issued and put into escrow and restricted until retirement. Any participant who terminates employment prior to early retirement (age 55 and 5 years of service) and fails to meet certain requirements forfeits all the Common Stock held in escrow. If the executive terminates employment after age 55, and provides the Corporation with one year's notice of retirement, 100% of the Common Stock is released to the executive. In such cases, if the executive fails to give one year's notice, the shares are forfeited unless the Plan Committee approves the release of all or part of the shares. If the executive is terminated, qualifies for early retirement under the Corporation's pension plans and receives payments under the Corporation's Income Continuance Policies ("ICP"), 100% of the Common Stock is paid to the executive. If the executive terminates other than for early retirement and receives an ICP (but is not part of a reduction in force), 50% of the Common Stock is released to the executive. If the executive does not receive an ICP the executive forfeits all the shares. If at any time the executive's termination is a result of death, total and permanent disability, reduction in force or Change of Control, 100% of the Common Stock is released to the executive. Recipients hold voting and dividend rights for all shares held in escrow during the restriction period; however, they may not sell or assign the shares.

Restricted Stock

  Beginning in 1993, certain executives of the Corporation, including all Executive Officers, received rights to receive restricted Common Stock of the Corporation. The restrictions on this right to receive restricted stock require the executive to remain an employee of the Corporation for an additional 4 years. Upon expiration of the 4-year period, the shares are then issued and put into escrow and restricted until retirement. Release from escrow is under the same terms as described above for performance shares. After the shares are issued and put into escrow, holders of restricted stock hold voting and dividend rights during the restriction period; however, they may not sell or assign the shares.

Stock Options

  During 1993, the Compensation Committee also considered and made stock option grants to each of the executive officers of the Corporation, based on the individual's responsibilities, performance, future potential and previous grants. Each option was granted at the market value of the underlying Common Stock on the date of grant and has a 10-year term. The options are exercisable 25% after the first year, with an additional 25% after each of the next 3 years.

CORPORATE GOVERNANCE AND CERTAIN TAX CONSEQUENCES OF PLANS

  As part of its corporate governance responsibilities, the Compensation Committee, together with all the other outside directors, has established certain measures of performance for Executive Officers, including the CEO, that it believes are critical to the overall performance of the Corporation. Certain measures of performance, such as succession planning and strategic planning, are vital to the long-term performance of the Corporation. Beginning in 1994, section 162(m) of the Internal Revenue Code of 1986 (the "Code") will prohibit the Corporation from deducting as compensation expense amounts exceeding $1,000,000 a year for certain officers, unless the payment of such compensation is based on preestablished, objective performance goals approved by the shareholders. A significant part of executive compensation will meet the Code requirement for deductibility. If the shareholders approve the two proposals regarding incentive compensation contained in this Proxy Statement, the Corporation believes amounts payable under those plans will also be deductible. A portion of such compensation, however, will continue to be based on critical, subjective measures that may cause certain compensation not to be deductible under the Code. The Compensation Committee and the other outside directors strongly believe that their ability to evaluate the performance of Executive Officers, including the CEO, on vital subjective performance measures outweighs the Code's limitation on such deductibility.

  No member of the Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries.

                            COMPENSATION COMMITTEE

                         Robert A. Burnett, Chairman
                 Rand V. Araskog          Roger L. Hale
                 Roger A. Enrico       Betty Ruth Hollander

Comparison of Five-Year Cumulative Total Shareholder Return





                       [PERFORMANCE GRAPH APPEARS HERE]





                                                      Fiscal Year
                               1988      1989       1990       1991       1992       1993
 Dayton Hudson Corp.           $100    $138.30    $155.24    $157.57    $192.23    $166.22
 S&P 500 Index                 $100    $114.46    $124.07    $152.22    $168.33    $190.00
 S&P Retail Stores-Composite   $100    $114.84    $134.75    $188.28    $224.74    $216.61

  The graph above compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years with cumulative total return on the S&P 500 Index and the S&P Retail Composite Index over the same period. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the S&P Retail Composite Index on January 31, 1989, and reinvestment of all dividends.

Director Compensation

  Directors who are not employees of the Corporation are paid an annual fee of $25,000, plus $1,000 for each directors' meeting or committee meeting they attend. Directors may defer receipt of their fees. If they do, their fees are credited with interest at a fluctuating rate. Directors may also direct the Corporation to forward their fees to their broker to purchase Common Stock of the Corporation for their account. The Corporation pays the brokerage fees for such purchases. In 1993, directors also received $5,000 of restricted stock of the Corporation. Beginning in 1994, directors will receive $10,000 of restricted stock of the Corporation each year. The Vice Chairman of the Executive Committee receives an additional $10,000 of restricted stock of the Corporation each year. Employee directors are not paid separately for services as a director or committee member but receive their regular compensation as employees. Non-employee directors also receive merchandise discounts of varying amounts at the stores of each of the Corporation's operating companies. Pursuant to the Internal Revenue Code the non-employee directors' discounts that exceed the standard employee discount, which total discounts equaled $958,418 during 1993, are reported as taxable income. The cost of the discount to the Corporation is substantially less than that amount since the discount is calculated against the retail price rather than the cost of goods. Beginning in January, 1994 the non-employee directors' discount was changed and is now the same as the discount employees of each operating company receive.

  The Board has a policy requiring members to retire from the Board upon reaching age 68 or after serving 15 years as a non-employee director. Upon a substantial change in principal employment a director is required to offer his or her resignation. As part of this overall program, the Corporation has a policy of paying outside directors who resign as directors by reason of age, serving 15 years, physical disability or substantial change in principal employment an amount equal to the director's annual fee as a director at the time of resignation for a period that is the lesser of the director's years of service or 15 years. The present value of the amount is paid in a lump sum in the year following resignation, except that in the case of a Change in Control such amounts are payable immediately. In addition, if a non-employee director dies while in office or before receiving payment, the director's beneficiary will receive the payment. In the case of a director who dies while in office, the beneficiary will receive the payment the director would have received had the director resigned the day before his or her death.

Certain Transactions

  The Corporation and operating companies have transactions in the ordinary course of business with unaffiliated corporations of which certain of the non-employee directors are officers. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that any such amounts are not material in relation to the business of such other unaffiliated corporations or the interests of the non-employee directors involved.

                             PROPOSAL NUMBER TWO
                           Appointment of Auditors

  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Board of Directors of Ernst &
Young as independent auditors of the accounts of the Corporation and its subsidiaries for the fiscal year ending January 28, 1995. Ernst & Young has been employed in this capacity by the Corporation since 1931. The Corporation has been advised by Ernst & Young that they are independent certified public accountants with respect to the Corporation within the meaning of the Securities Exchange Act of 1934 and the rules and regulations promulgated under such act.

  A representative from Ernst & Young will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG AS
INDEPENDENT AUDITORS.

                  APPROVAL OF TWO SHORT-TERM INCENTIVE PLANS

  Prior to fiscal 1994, the Corporation had one short-term incentive plan. That plan combined subjective and objective performance measures to evaluate participant performance, and is described in the Report of the Compensation Committee. As a result of the $1,000,000 limitation on the deduction of executive compensation imposed by the newly enacted Section 162(m) of the Internal Revenue Code, the Board of Directors has decided to segregate bonuses that are earned on the basis of preestablished objective performance goals and to request shareholder approval for the incentive plans providing for these bonuses so that the limitation on deductibility will not apply. If the shareholders fail to approve these plans, the bonuses that are earned will be subject to the Section 162(m) limitation. The Corporation believes that the requirements of Section 162(m) require only shareholder approval of the performance goal under which compensation is to be paid in order to avoid the application of the limits on deductibility and does not require shareholder approval for adoption of the plan in order for the plan to be effective, although the Internal Revenue Service appears to take a contrary position. Further information regarding Section 162(m) is included in the Report of the Compensation Committee under the heading "Corporate Governance and Certain Tax Consequences of Plans."

  The Corporation has terminated its existing short-term incentive plan and has adopted and implemented three new short-term incentive plans under which executive incentive compensation will be determined for fiscal 1994. These plans are: a Personal Score Plan, which has subjective performance measures, and two plans which have objective performance measures: the PTOC Plan
(pre-tax operating contribution) and the ROI Plan (return on investment).

  The shareholders of the Corporation must approve the PTOC Plan and the ROI Plan as they have been adopted and implemented in order to exclude incentive compensation earned under these plans from the deductibility limitation of
Section 162(m). Any incentive compensation earned under the Personal Score Plan is subject to the Section 162(m) limitation.

  The Compensation Committee determines which executives participate in each of the plans and the percentage of participation in each plan. With respect to fiscal 1994, Mr. Ulrich (beginning in April, 1994, when he was elected CEO) and Mr. DeNero will participate 50% based on the Personal Score Plan, 25% based on the PTOC Plan and 25% based on the ROI Plan. Mr. Ulrich (until
April, 1994), Mr. Watson and Mr. Vesce will participate 33 1/3 % based on the Personal Score Plan, 33 1/3 % based on the PTOC Plan and 33 1/3 % based on the ROI Plan. Other executive officers who are part of the Senior Management Group (SMG) will participate using the same percentage as Mr. DeNero. The non-SMG executive officer will participate 100% in the Personal Score Plan.
The financial performance of the operating companies' chief executive officers will be based on their respective operating company's ROI and PTOC performance and the financial performance of the other executive officers will be based on the weighted average roll-up of the ROI and PTOC performance of all operating companies.

  The basic features of both the PTOC Plan and the ROI Plan are summarized below, however these summary narratives are qualified in their entirety by the PTOC Plan set forth in Exhibit A and the ROI Plan set forth in Exhibit B, which shall control in each plan's interpretation.

                            PROPOSAL NUMBER THREE
                          APPROVAL OF THE PTOC PLAN

  The PTOC Plan measures an operating company's and/or the Corporation's performance against annually pre-determined PTOC goals to determine how and whether bonuses will be paid. The outside directors set PTOC goals in conjunction with establishing other financial performance goals, such as sales and return on investment, for the operating companies and the Corporation. The Compensation Committee then uses the PTOC goals to establish the PTOC bonus range for use in conjunction with the PTOC Plan and determines what level of bonuses will be paid if PTOC performance falls within the PTOC bonus range.

  Eligibility. Participation in the PTOC Plan is limited to upper level executive employees of the Corporation and the operating companies. The Compensation Committee determines which employees are eligible or, in the case of employees of operating companies, the class of upper level executives that are eligible. Approximately 100 executive employees are eligible to participate in the PTOC Plan.

  Definition of PTOC. "PTOC" (pre-tax operating contribution) is FIFO (first-in, first-out) gross margin dollars less operating expenses and other expenses plus other income. It excludes LIFO (last-in, first-out) provision, interest and corporate expense.

  Determination of Bonus Amounts. The "PTOC Score" for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of PTOC performance achieved by an operating company and/or the Corporation. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and PTOC Score. Bonuses are then determined under a non-pooled or pooled calculation at the discretion of the Compensation Committee.

  Non-Pooled Bonuses. The bonus amount for each participant is calculated by taking the participant's bonus percentage from the Bonus Matrix, multiplying it by his or her Midpoint of Salary Range (the midpoint of the salary range of a participant's job grade level) and then multiplying that result by the participant's percentage of participation in the PTOC Plan. For example, if the participant is participating in the PTOC Plan at 25%, the result is multiplied by 1/4.

  Pooled Bonuses. The bonus amount for each participant is calculated in the same manner as for the non-pooled bonuses, however all related bonuses are added together to form a bonus pool. The bonus payable to each participant under the PTOC Plan will be based on a ratio of his or her bonus to all bonuses paid under the Personal Score Plan. The percentage determined by that ratio will be multiplied by the bonus pool.

  In order to receive a bonus under the PTOC Plan a participant's score under the Personal Score Plan must equal or exceed a minimum score set by the Compensation Committee.

  The maximum bonus payable under the PTOC Plan is equal to 250% of the salary of the CEO or named executive officer, as the case may be, set forth in the previous year's Proxy Statement. If the CEO or named executive officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary reported in such year. Provided, however, in either case the aggregate of all bonuses paid to the CEO or named executive officer under any combination of the PTOC Plan, ROI Plan and Personal Score Plan may not exceed 250% of the relevant salary. The aggregate of all bonuses paid to any other executive not listed above under any combination of the PTOC Plan, ROI Plan and Personal Score Plan may not exceed 250% of his or her base salary.

  Set forth below is a table that shows bonuses that would have been paid in fiscal 1993 if the PTOC Plan, the ROI Plan and the Personal Score Plan had been in effect in such year based on assumptions noted in the table. Amounts payable in fiscal 1994 cannot be determined because the result depends on year-end 1994 performance of the Corporation and/or operating companies and, in the case of the ROI Plan, similar performance of selected competitors.

                              NEW PLANS BENEFITS
     (Benefits payable assuming the plans were in effect in fiscal 1993)

                                         PTOC Plan                 ROI Plan             Personal Score Plan
                                  ----------------------    ----------------------    -----------------------
                                    Dollar       Number       Dollar       Number       Dollar        Number
Name and Position                 Value $(1)    of Units    Value $(4)    of Units    Value $(5)     of Units
- -----------------                 ----------    --------    ----------    --------    ----------     --------
Kenneth A. Macke
 Chairman and Chief Executive
 Officer                             $-0-          (3)       $    -0-        (3)              (5)      (3)

Robert J. Ulrich
 Chairman and Chief Executive
 Officer of Target                   $-0-          (3)       $ 82,243        (3)      $  148,038       (3)

Stephen E. Watson
 President; Chairman and Chief
 Executive Officer of the
 Department Store Division           $-0-          (3)       $    -0-        (3)      $   55,390       (3)

Joseph C. Vesce
 Chairman and Chief Executive
 Officer of Mervyn's                 $-0-          (3)       $    -0-        (3)      $      -0-       (3)

Henry T. DeNero
 Vice Chairman                       $-0-          (3)       $    -0-        (3)      $   86,719       (3)

Executive Group                      $-0-          (3)       $ 82,243        (3)      $  440,315       (3)

Non-Executive Director Group          (2)          (2)          (2)          (2)          (2)          (2)

Non-Executive Officer Employee
 Group                               $-0-          (3)       $528,585        (3)      $1,838,828       (3)

- -----------------
(1) If the PTOC goals set for 1994 were in effect in 1993, no bonus would have been paid.

(2) Non-Executive Directors do not participate in the Plan.

(3) Units are not applicable to the Plans.

(4) The calculations were made based on ROI versus ROI standard and the Benchmark Group performance used in the fiscal 1993 Executive Incentive Plan. A description of that plan is included in the Report of the Compensation Committee under the heading "Short-Term Incentive Compensation." Only Target executives would have received a bonus under the ROI Plan.
(5) The calculations were based on fiscal 1993 personal performance scores and salaries and the 1994 allocation of percent of bonus attributable to the Personal Score Plan. Due to his announced retirement, Mr. Macke did not receive a 1993 personal performance score.

  The affirmative vote of a majority of the voting power of the shares present and entitled to vote is required for the PTOC Plan to be approved by shareholders. Abstentions are treated as present and entitled to vote and broker non-votes are treated as not present and not entitled to vote.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE PTOC PLAN.

                             PROPOSAL NUMBER FOUR
                           APPROVAL OF THE ROI PLAN

  The ROI Plan measures performance and determines bonuses for participants based on the operating company and/or Corporation's ROI performance versus ROI standard compared to similar performance of a Benchmark Group of companies. The outside directors set ROI standards for the operating companies. The Compensation Committee adopts the relevant ROI Standards and selects the Benchmark Group for use under the Plan and sets payout levels for varying ROI Scores achieved.

  Eligibility. Participation in the ROI Plan is limited to upper level executive employees of the Corporation and the operating companies. The Compensation Committee determines which employees are eligible or, in the case of employees of operating companies, the class of upper level executives that are eligible. Approximately 100 executives are eligible to participate in the ROI Plan.

  Definition of ROI and ROI Standard. "ROI" (return on investment) is net earnings before LIFO provision and financing costs expressed as a percentage of average investment.

  "ROI Standard" is an ROI hurdle rate objective that is calculated annually under a formula adopted by the Compensation Committee that reflects the actual growth rate of new store investment of the applicable company.

  Determination of Bonus Amounts. Each year the Compensation Committee selects the "Benchmark Group" of companies for purposes of comparing the operating company and/or Corporation's ROI performance versus ROI Standard for the applicable fiscal year. An "ROI Score" is determined from a schedule approved by the Compensation Committee that designates a score for each varying level of performance of ROI versus ROI Standard achieved by the operating company and/or Corporation versus the Benchmark Group. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participants' job grade level and ROI Scores. Bonuses are then determined under a non-pooled or pooled calculation based on the discretion of the Compensation Committee.

  Non-Pooled Bonuses. The bonus amount for each participant is calculated by taking the participant's bonus percentage from the Bonus Matrix, multiplying it by his or her Midpoint of Salary Range (the midpoint of the salary range of a participant's job grade level) and then multiplying that result by the percentage of participation in the ROI Plan. For example, if the participant is participating in the ROI Plan at 33 1/3 %, the result is multiplied by 1/3.

  Pooled Bonuses. The bonus amount for each participant is calculated in the same manner as for the non-pooled bonuses, and all related bonuses are added together to form a pool. The bonus for each participant payable under the ROI Plan will be based on a ratio of his or her bonus to all bonuses paid under the Personal Score Plan. The percentage determined by that ratio is multiplied by its bonus pool.

  In order to receive a bonus under the ROI Plan, a participant's score under the Personal Score Plan must equal or exceed a minimum set by the Compensation Committee.

  The maximum bonus payable under the ROI Plan is equal to 250% of the salary of the CEO or named executive officer, as the case may be, set forth in the previous year's Proxy Statement. If the CEO or named executive officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary reported in such year. Provided, however, in either case the aggregate of all bonuses paid to the CEO or named executive officer under any combination of the ROI Plan, PTOC Plan and Personal Score Plan may not exceed 250% of the relevant salary. The aggregate of all bonuses paid to any other executive not listed above under any combination of the ROI Plan, PTOC Plan and Personal Score Plan may not exceed 250% of his or her base salary.

  The introduction to the table titled "New Plans Benefits" and the table in Proposal Number Three relating to the PTOC Plan also applies to this proposal.

  The affirmative vote of a majority of the voting power of the shares present and entitled to vote is required for the ROI Plan to be approved by shareholders. Abstentions are treated as present and entitled to vote and brokers non-votes are treated as not present and not entitled to vote.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE ROI PLAN.

                            SHAREHOLDER PROPOSALS

  The Corporation has received two shareholder proposals for inclusion in this proxy statement. Each proposal is set forth below, together with the proponent's statement in support of the proposal and the Corporation's reasons for its opposition to the proposal. The name and address of each proponent, and the number of shares of Common Stock held by each proponent will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon receipt of an oral or written request.

              SHAREHOLDER PROPOSAL CONCERNING A CLASSIFIED BOARD
                 [Proposal 5 on the accompanying proxy card]

Shareholder's Proposal and Statement

  "BE IT RESOLVED: That the shareholders of Dayton Hudson Corporation ("Company") urge that the Board of Directors take the necessary steps, in compliance with Minnesota state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

                             SUPPORTING STATEMENT

  "The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the Board of Directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the Board collectively and each director individually.

  "Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued. Additionally, concerns that the annual election of all directors would expose shareholders to takeover attempts at below full value is also unfounded. Our Company's poison pill is a virtually insurmountable takeover defense which forces potential acquires to negotiate offers with the Board.

  "Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board if that Board pursues failed policies. The "Comparison of Five Year Cumulative Total Shareholder Return" chart on page 15 of our Company's 1993 proxy statement indicates that Dayton Hudson has underperformed the S&P Retail Composite Index by almost 20% over the past five years. Underperformance relative to our Company's peer group is primarily attributable to mismanagement, not market forces.

  "We strongly believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best methods to insure that our Company will be managed in the best interests of the shareholders.

  "We urge you to VOTE FOR this proposal."

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS RESOLUTION.
                     -------

Corporation's Statement of Opposition

  In 1988, the shareholders of the Corporation, upon the recommendation of the Board of Directors, voted to amend the Corporation's Restated Articles of Incorporation to provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The shareholders of the Corporation adopted the amendment by a plurality vote. The Board of Directors continues to believe that a classified board provides important benefits to the Corporation. Continuity and stability in the policies formulated by the Board are enhanced by having directors who serve three-year rather than one-year terms. As a classified board, the Board can represent more effectively the interests of the Corporation's shareholders, including responding to circumstances created by demands or actions by a minority shareholder or group.

  This shareholder resolution does not propose an amendment to the Corporation's Restated Articles of Incorporation but, instead, seeks to have the Board take the necessary steps, in compliance with Minnesota law, to require an annual election of directors. Such steps would, however, require the directors to submit a proposed amendment to the Restated Articles of Incorporation of the Corporation to the shareholders for approval, and the affirmative vote of the holders of not less than 75% of the votes entitled to be cast by the holders of all outstanding shares of voting stock would be necessary for approval.

  The affirmative vote of the holders of a majority of the shares present and entitled to vote is required for adoption of the resolution. Abstentions are treated as present and entitled to vote and brokers non-votes are treated as not present and not entitled to vote.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS RESOLUTION.
                     -------

             SHAREHOLDER PROPOSAL CONCERNING EQUAL EMPLOYMENT AND
                          AFFIRMATIVE ACTION REPORT

                 [Proposal 6 on the accompanying proxy card]

Shareholders' Proposal and Statement

  "Resolved: That the shareholders of Dayton Hudson Corporation ("Company") hereby request that the Board of Directors prepare a report on progress on equal employment and affirmative action at our Company, at reasonable cost and omitting confidential information. The report shall be available to shareholders and employees by September 1994 and shall include the following:

  1. A description of the Company's progress in the areas of equal employment opportunity and affirmative action. This description should summarize the data in the Company's EEO-1 report and be printed in its next Annual Report.

  2. A summary description of progress on the part of the Company in its efforts to purchase goods and services from minority- and female-owned business enterprises.

  3. A description of any policies and programs favoring the purchase of goods and services from minority- and/or female-owned business enterprises.

  4. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to a racial minority group.

  5. A general description of how the Company publicizes its equal employment opportunity and affirmative action policies and programs to merchandise suppliers and service providers.

  "We believe this resolution will serve both our corporation and our society by promoting fair and non-discriminatory employment practices and equal employment opportunity. It is a prudent business practice for a retail company to reflect the values of the people and communities it serves. The vast majority of Dayton Hudson customers are either women or members of a racial minority group. We believe it is in the Company's and shareholders' interests for Dayton Hudson to delineate and publicize its commitment to matters that are of concern to its core customer groups.

  "Recent studies indicate that sound equal employment practices are quickly becoming a necessity for major corporations such as Dayton Hudson. By the beginning of the next century, the overwhelming majority of new entrants to our nation's workforce will be women and/or members of a minority group. We believe passage of these resolutions will give employees confidence in our Company's commitment to their advancement and will attract new employees from these groups. An ongoing review of purchases from minority- and female-owned businesses will help our Company take full advantage of these traditionally underutilized resources. In addition, Dayton Hudson will benefit from publicizing its standards by becoming an example to companies with whom it does business. This leadership should enhance our Company's image and its bottom line.

  "We believe that our Company and our country are challenged by problems associated with race and sex discrimination. These problems are being confronted every day in the public and private sectors. No corporation can afford to ignore them.

  "By supporting this resolution, shareholders can send a strong message to Dayton Hudson that it must address these challenges in an open and forthright manner. By responding to this request, the Company will be able to project values attractive to employees, customers and shareholders alike.

  "We urge Shareholders to VOTE FOR this proposal."

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS RESOLUTION.
                     -------

Corporation's Statement of Opposition

  The Corporation believes that its employees should reflect the diversity of the customers and communities it serves. To be competitive the Corporation must attract and retain a diverse work force. The Corporation is fully committed to complying with applicable equal employment opportunity laws. The Corporation provides detailed statistical information on equal employment opportunity to the federal government as required by law. In addition, the various companies of the Corporation are equal opportunity employers and communicate to their employees information regarding equal employment opportunity and each company's commitment to equal employment opportunity. The Corporation also supports economic development through the use of minority and women-owned contractors and service providers. The Corporation encourages and supports the efforts of all of its employees, suppliers and vendors to adhere to these principles of corporate responsibility.

  The Corporation believes that the reports and publicity requested by this proposal would not enhance its commitment to equal employment opportunity and creating a diverse workforce. The Corporation's commitment to such programs is part of its ordinary business operations and, consequently, is part of the job responsibilities of each executive. Both management and the Board of Directors are entrusted with the obligation and opportunity to make such programs successful. Providing reports and publicizing certain programs would require time and expense without further enhancing these efforts.

  The affirmative vote of a majority of the shares present and entitled to vote is required for adoption of the resolution. Abstentions are treated as present and entitled to vote and broker non-votes are treated as not present and not entitled to vote.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS RESOLUTION.
                     -------

                     OUTSTANDING SHARES AND VOTING RIGHTS

  Only holders of Common Stock and Series B ESOP Convertible Preferred Stock of record at the close of business on April 1, 1994 will be entitled to vote at the meeting and any adjournment thereof. At the close of business on such record date, the Corporation had outstanding 71,548,293 shares of Common
Stock and 424,514 shares of Series B ESOP Convertible Preferred Stock. Each share of Common Stock has one vote and each share of Series B ESOP
Convertible Preferred Stock has ten votes. Common Stock and Series B ESOP Convertible Preferred Stock vote as a single class, except as required by law.

  Set forth below is information regarding equity securities of the Corporation or any of its parents or subsidiaries owned beneficially (as defined by the SEC for proxy purposes) by all directors and nominees, each of the named executive officers, and all directors and executive officers of the Corporation as a group on April 1, 1994:


                                                             Amount and Nature
       Name of Individual                                 of Beneficial Ownership                Percent
          or Number of             Title of        -----------------------------------------       of
        Persons in Group            Class          Owned (2)(3)    Options (5)       Total        Class
      --------------------       -----------       ------------    -----------     ---------     -------
Rand V. Araskog                  Common             20,692                          20,692          *
Robert A. Burnett                Common              5,559                           5,559          *
Livio D. DeSimone                Common              1,583(4)                        1,583          *
Roger A. Enrico                  Common              2,420                           2,420          *
William W. George                Common                912                             912          *
Roger L. Hale                    Common              1,018                           1,018          *
Betty Ruth Hollander             Common              5,482                           5,482          *
Michele J. Hooper                Common                687                             687          *
Kenneth A. Macke(1)              Common            110,860(4)      142,046         252,906(6)       *
Mary Patterson McPherson         Common                882                             882          *
Robert J. Ulrich(1)              Common              7,706          66,758          74,464(6)       *
John R. Walter                   Common                571                             571          *
Stephen E. Watson(1)             Common             27,964          59,138          87,102(6)       *
Henry T. DeNero(1)               Common                  0           1,923           1,923(6)       *
Joseph C. Vesce(1)               Common              8,247          18,243          26,490(6)       *
All directors and executive
  officers of the
  Corporation as a group
  (19 persons)                   Common            202,523         315,051         517,574(6)       *

- --------------------
*Less than 1%

(1) Executive officer.

(2) The persons listed have sole voting and investment power with respect to the shares listed except as follows: Sole voting and investment power: Mr. Araskog, 482 shares; Mr. DeSimone, 483 shares; Mr. Macke, 73,930 shares; and Mr. Watson, 15,151 shares. The persons listed have shared voting and investment power: Mr. Araskog, 20,210 shares; Mr. DeSimone, 500 shares; Mr. Macke, 11,900 shares; and Mr. Watson, 3,890 shares. Restricted Stock owned by directors is listed as sole voting and investment power.

(3) Includes shares of Common Stock held in the Corporation's Supplemental Retirement, Savings, and Employee Stock Ownership Plan as of January 30, 1994.

(4) Includes shares of Common Stock owned as of April 1, 1994 by certain family members as follows: Mr. DeSimone, 600 shares and Mr. Macke, 10,549 shares as to which shares each named individual disclaims beneficial ownership.

(5) Shares that the named individuals may acquire on or before June 1, 1994 pursuant to options held by them under the Corporation's 1981 Option Plan.

(6) As of January 29, 1994, Mr. Macke owned 34 shares of Series B ESOP Convertible Preferred Stock ("Preferred Stock"), Mr. Ulrich owned 37 shares of Preferred Stock, Mr. Watson owned 36 shares of Preferred Stock, Mr. DeNero owned 10 shares of Preferred Stock, Mr. Vesce owned 35 shares of Preferred Stock and all directors and executive officers of the Corporation owned 248 shares of Preferred Stock. Ownership of such Preferred Stock is not reflected in the table above.

  The table below sets forth certain information, as to each person or entity known to the Corporation to be the beneficial owner of more than 5 percent of any class of the Corporation's voting securities:

         Name and Address         Title of     Number of Shares     Percent
       of Beneficial Owner          Class     Beneficially Owned    of Class
       -------------------        --------    ------------------    --------
  First Bank System, Inc.          Common        3,712,040(1)         5.19%
  601 2nd Avenue South
  Minneapolis, Minnesota 55402

  FMR Corp.                        Common        4,792,535(2)         6.71%
  82 Devonshire Street
  Boston, Massachusets 02109

- ----------------
(1) First Bank System, Inc. ("First Bank") reported its beneficial ownership as of December 31, 1993 on a Schedule 13G filed with the Securities and Exchange Commission. The filing indicates that First Bank has sole voting power for 859,888 shares, shared voting power for 2,811,782 shares, sole dispositive power for 748,878 shares and shared dispositive power for 2,882,714 shares. The shares reflected in the table include the Common Stock equivalent of the unallocated shares of Series B ESOP Convertible Preferred Stock held in the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan Trust (the "Plan Trust"). An affiliate of First Bank System, Inc. is the trustee of the Plan Trust.

    As of December 31, 1993, in addition to the shares reflected in the table the Plan Trust also held 2,029,944 shares of Common Stock of the Corporation and 1,728,570 Common Stock equivalents of Series B ESOP Convertible Preferred Stock allocated to employees of the Corporation.

(2) FMR Corp. ("FMR") reported its beneficial ownership as of December 31, 1993 on a Schedule 13G filed with the Securities and Exchange Commission. The filing indicates that FMR has sole voting power for 302,279 shares, shared voting power for 0 shares, sole dispositive power for 4,792,535 shares and shared dispositive power for 0 shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Exchange Act requires the Corporation's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of the Corporation's Common Stock, and the Corporation is required to identify any of those persons who fail to file such reports on a timely basis. Kenneth
A. Macke did not timely report various charitable gifts totaling 1,108 shares made during November, 1992.

                            ADDITIONAL INFORMATION

Policy on Confidential Voting

  It is the policy of the Corporation that all shareholder meeting proxies, ballots and voting tabulations of a shareholder are to be confidential, if the shareholder has requested confidentiality on the proxy card or ballot.

  If the shareholder so requests, no such document will be available for examination nor will the particular vote of such shareholder be disclosed prior to the tabulation of the final vote at the annual shareholder meeting except (i) to meet applicable legal requirements; or (ii) to allow the independent election inspectors to count and certify the results of the shareholder vote; or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission. The independent election inspectors may at any time inform the Corporation whether or not a shareholder has voted.

Equal Employment Opportunity

  The Corporation believes that its employees should reflect the diversity of the customers and communities it serves. To be competitive the Corporation must attract and retain a diverse work force. The Corporation is fully committed to complying with applicable equal employment opportunity laws. The Corporation also supports economic development through the use of minority and women-owned contractors and service providers.

  The Corporation provides detailed statistical information on equal employment opportunity to the federal government as required by law. In addition, the various companies of the Corporation are equal opportunity employers and communicate to their employees information regarding equal employment opportunity.

  The Corporation encourages and supports the efforts of all of its employees, suppliers and vendors to adhere to these principles of corporate responsibility.

General

  As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the individual voting the proxies.

  Expenses in connection with the solicitation of proxies will be paid by the Corporation. Proxies are being solicited principally by mail and by telephone. Georgeson & Company, Inc. has been retained by the Corporation to act as a proxy solicitor for a fee estimated not to exceed $20,000 plus reimbursement of out-of-pocket expenses. In addition, directors, officers and regular employees of the Corporation may solicit proxies personally, by telephone, by fax or by special letter. The Corporation may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of the Corporation.

  The Annual Report of the Corporation for the fiscal year ended January 29, 1994, including financial statements, is enclosed.

Shareholder Proposal

  Any shareholder proposals for the Corporation's 1995 Annual Meeting must be received by the Corporation by December 21, 1994 in order to be included in the proxy statement. The proposals also must comply with all applicable statutes and regulations.

                                       By Order of the Board of Directors


                                       JAMES T. HALE
                                       Secretary

Minneapolis, Minnesota
April 20, 1994

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

                                  EXHIBIT A
                          DAYTON HUDSON CORPORATION
                           EXECUTIVE INCENTIVE PLAN
                                    (PTOC)

                                  Article I

Sec. 1.1 Name. The name of the short term incentive plan set forth herein is "Dayton Hudson Corporation Executive Incentive Plan (PTOC)". It is sometimes hereinafter referred to as the "Plan". "Company" refers to Dayton Hudson Corporation and its subsidiaries. Division refers to an operating company, test strategy, staff group or other subdivision of the Company.

Sec. 1.2 Compensation Policy and Plan Intent. The Plan has been designed to provide financial incentives ("incentive bonuses") to designated upper level executive employees, who through their efforts directly and significantly impact the achievement of Company goals and objectives. Such incentive bonuses are intended to reflect both the executive's personal achievements therein, as well as the Division's or Company's achievement of such goals and objectives.

Sec. 1.3 Eligibility. Participation in this Plan is restricted to those upper level executive employees who, through their position and performance, have a decided impact upon the performance of the Company and/or a Division, and therefore upon the operating results of the Company. The Compensation Committee shall determine which individuals or groups of individuals by title or position or rank shall participate in the Plan.

          Divisions which participate in the Plan shall at times hereinafter be referred to as "Participating Divisions". Executives participating in the Plan are referred to as "participants" at times herein.

          Those Divisions which do not participate in this Plan shall at times hereinafter be referred to as "Non-Participating Divisions".

Sec. 1.4 Transfer and Termination. A participant who transfers to another Division of the Company, or who terminates employment for the purpose of early or normal retirement from the Company, or who dies or becomes disabled shall be eligible for incentive compensation at Plan Year end if they were an actual participant in the plan at the commencement of such Plan Year. The incentive bonus, when determined, pursuant to the provisions hereof shall be prorated to reflect that portion of the Plan Year (including all if such is the case) during which the participant was enrolled and participating in the Plan as a participant. Participants in this category will be treated in accordance with the following guidelines:

          a. Transfers Between Participating Divisions. In the event of a transfer between then Participating Divisions, a pro rata share of the incentive bonus shall be contributed by each Participating Division if the participant has been designated as such in each Participating Division from the commencement of the Plan Year, or in the case of the successor Participating Division, from his/her commencement of employment to Plan Year end.

          b. Transfers Between Participating Division and Non-Participating Division and Retirement, Death or Disability of Participating Executive. In the event a participant transfers from a Participating Division to a Non-Participating Division, a pro rata incentive bonus calculated on the basis of the number of months (a major portion of a month to be considered a whole month) during the Plan Year the executive was a Participant in the Plan, over 12, will be awarded in the due course of the Plan's administration. The same formula shall be utilized for executives who transfer from a Non-Participating Division to a Participating Division. The same method of calculating an incentive bonus shall also be utilized in calculating incentive bonuses for participants who die, become disabled or who retire from the Company during the year. Any such incentive bonuses would be paid only in the normal course of administration of the Plan.

         c. New Executive Employees. Upon recommendation of the Chief Administrative Officer or the Chief Executive Officer of a Division, whichever is applicable, and following approval thereof by the Chairman of the Company, a new executive employee who will have been employed by a Participating Division prior to the end of a Plan Year may be designated as a participant in the Plan, subject to the conditions of the Plan.

         d. Termination Other Than Retirement, Death or Disability. A participant who terminates his/her employment during the Plan Year for any reason other than retirement, death or disability, shall not be eligible for and shall not receive an incentive bonus for the subject Plan Year. A participant who terminates following the completion of the subject Plan Year, but prior to the payout of such incentive bonus shall receive the incentive bonus under procedures which would, only for such purpose, treat them as still employed at the time of the Plan payout.

         e. Promotion or Job Change. A participant who has a promotion and/or a job change during a Plan Year will have his/her incentive bonus calculated using each grade level separately. The score and grade level shall determine the bonus percentage and that percentage shall be applied to the Midpoint of Salary Range while in the grade level. The total incentive bonus will be the sum of the bonuses for each grade level.

         f. Market Pricing Adjustment. A participant whose grade level is adjusted during the Plan Year due to a "market pricing adjustment" will have his/her bonuses calculated for the entire period using the adjusted grade. If a, b and/or e are applicable, those sections shall also apply and this section f shall be applicable only for the period that the "market pricing adjustment" relates to.

Sec. 1.5 Process For Determination of Incentive Bonuses

         a. Compensation Policy and Intent of Plan
            Incentive bonuses under the Plan are based on the Division and/or Company PTOC for the Fiscal Year.

         b. Defined Incentive Bonus Terms
            "Bonus Matrix"
              The "Bonus Matrix" is a table setting forth figures which indicate with varying job grade level classifications, the percentage of incentive bonus attributable to each PTOC Score in relationship to the participant's Midpoint of Salary Range. The "Bonus Matrix" may be changed from time to time at the election of the Compensation Committee but any change in the Bonus Matrix shall have prospective application only.

            "Midpoint of Salary Range"
              The "Midpoint of Salary Range" of a participant during the related incentive bonus Fiscal Year is the midpoint for his/her job grade as set forth in the salary range by job grade that is applicable.

            "PTOC"
              "PTOC" (pretax operating contribution) is FIFO Gross Margin dollars less operating expenses and other expenses plus other income. It excludes LIFO provision, interest and corporate expense.

            "PTOC Score"
              The PTOC Score is determined from a schedule that is approved by the Compensation Committee that gives a score for the level of PTOC achieved by the Division and/or Company. The schedule may be modified annually.

         c. Determination of Bonus
            (1) Non-Pooled
                Incentive bonuses for each participant will be calculated by taking the participant's bonus percentage from the Bonus Matrix, using his/her salary grade, and multiplying it by his/her Midpoint of Salary Range.

            (2) Pooled
                A bonus pool is calculated by multiplying the percentage from the Bonus Matrix using the PTOC Score for each participant by the participant's Midpoint of Salary Range.

                The incentive bonus for each participant will be based on a ratio of his/her bonus to all bonuses paid under the Executive Incentive Plan (Personal Score). The percentage determined by that ratio will be multiplied by the bonus pool.

            (3) Minimum Score
                No bonus will be payable to a participant under this Plan unless his/her personal score under the Executive Incentive Plan (Personal Score) is equal to or higher than a minimum set by the Division or the Compensation Committee.

            (4) Selection of Pooled or Non-Pooled
                The Compensation Committee will determine whether a Division and/or Company is to be pooled or nonpooled.

         d. Maximum Bonus
            The maximum bonus payable under the Plan is equal to 250% of the salary of the Chief Executive Officer (the "CEO") or named executive officer, as the case may be, set forth in the previous year's Proxy Statement. If the CEO or named executive officer held a different office or was not employed in his/her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary rate reported in such year. Provided, however, in either case the aggregate of all bonuses paid to the CEO or named executive officer under any combination of the Plan, ROI Plan and Personal Score Plan may not exceed 250% of the relevant salary. The aggregate of all bonuses paid to any other executive not listed above under any combination of the Plan, ROI Plan and Personal Score Plan may not exceed 250% of his/her base salary.

                                  ARTICLE II

Sec. 2.1 Payment of Bonus. Normally the total incentive bonus for a Fiscal
         Year will be paid in cash as soon as administratively feasible after the amount of the incentive bonus has been computed. However, any participant who is a participant in a deferred compensation plan or arrangement of the Company, may have his/her incentive bonus deferred pursuant to that plan or arrangement.

                                 ARTICLE III

Sec. 3.1 Beneficiary. Any incentive bonus payments which become distributable after the death of a participant shall be distributed as they become due to such person or persons, or other legal entity as the participant may have designated in writing delivered to his/her Participating Division's personnel office on an approved form. The participant may, from time to time, revoke or change any such designation by writing delivered to such Participating Division's personnel office on an approved form. If there is no unrevoked designation on file with such corporate personnel office at the participant's death, or if the person or persons designated therein shall have all predeceased the participant, such distributions shall be made to the participant's spouse, or in the absence of a spouse, children and if the participant has no spouse or children, to the participant's estate. If a participant has deferred his/her incentive bonus pursuant to a plan or arrangement, the plan or arrangement shall govern the beneficiary designation.

                                  ARTICLE IV

Sec. 4.1 Administration and Interpretation of Plan. This Plan shall be interpreted by the Compensation Committee of the Company and its interpretation shall be final and binding on participants, Participating Divisions, and all other parties in Interest.

         The Plan shall be administered by the Compensation Committee selected by the Board of Directors. The Plan Committee reserves the right, from time to time, to prescribe rules and regulations, not inconsistent with the provisions of the Plan, and to modify or revoke such rules and regulations at such time and in such manner as it may deem proper. A copy of this Plan and all such rules and regulations will be supplied to each person participating in the Plan and a copy of the then current Plan shall be maintained in the Company's personnel office and at the personnel office of each Participating Division and shall be available, upon request, for review by any participant or his duly authorized agent. All persons in the Plan shall be bound by the terms of the Plan and of all rules and regulations pursuant thereto, all as now in effect or hereafter amended, promulgated or passed which shall likewise be maintained at the Company and each Participating Division personnel office.

                                  ARTICLE V

Sec. 5.1 Rights of Participants and Beneficiaries. The Plan is not an employment agreement and does not assure or evidence to any degree the continued employment or the claim to continued employment of any participant for any time or period or job.

         No participant or beneficiary shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company or any Participating Division. A participant or beneficiary has only an unsecured contract right to receive cash payments in accordance with and at the times specified by the Plan.

         No participant shall have the right or ability to assign, pledge, or otherwise dispose of any part of an incentive bonus hereunder (except as provided in Section 3.1 hereof).

                                  ARTICLE VI

Sec. 6.1 Overview It is specifically understood that the Chairman of the Board and Chief Executive Officer of the Company shall at all times retain the authority to veto or rescind any appointment or designation of an individual as a participant (except an Executive Officer) under this Plan but it is the intent of the Plan that such authority shall be exercised with restraint and only for circumstances deemed by said officer to be of importance for preserving the integrity of the Plan's policy and/or its performance.

                                 ARTICLE VII

Sec. 7.1 Termination of Plan. This Plan may be amended or terminated at any time by the Board of Directors of the Company. Such amendment or termination, will not, without the participant's written consent, affect his/her incentive bonus or bonuses previously earned.

                                 ARTICLE VIII

Sec. 8.1 Miscellaneous Definitions.

         a. "Compensation Committee": shall mean that committee of the Board of Directors of the Company designated as such on January 12, 1994 or as it is thereafter designated during the term hereof and if during the term hereof no such named committee shall be designated by the Board of Directors it shall mean the Committee of the Board most nearly performing the duties of the Compensation Committee as defined at the time of its elimination as a Board Committee.

         b. "Plan Year": Plan Year shall be the applicable financial "Fiscal Year" of the Company.

         c. "Retire or Retirement": Retire or Retirement means a termination of employment pursuant to an arrangement contained in any formal private retirement plan or written agreement then in effect by the Company or any participating Division relative to the subject participant.

         d. "Chairman": Chairman shall at all times refer to the incumbent Chairman of the Board of Directors of the Dayton Hudson Corporation.

                                  Article IX

Sec. 9.1 Miscellaneous Provisions

         a. Headings. Headings at the beginning of sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

         b. Capitalized Definitions. Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

         c. Gender. Any references to gender also include the opposite gender.

         d. Use of Compounds of Word "Here". Use of the words "hereof", "herein", "hereunder", or similar compounds of the word "here" shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

         e. Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

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

                                  EXHIBIT B
                          DAYTON HUDSON CORPORATION
                           EXECUTIVE INCENTIVE PLAN
                                    (ROI)

                                  Article I

Sec. 1.1 Name. The name of the short term incentive plan set forth herein is "Dayton Hudson Corporation Executive Incentive Plan (ROI)". It is sometimes hereinafter referred to as the "Plan". "Company" refers to Dayton Hudson Corporation and its subsidiaries. Division refers to an operating company, test strategy, staff group or other subdivision of the Company.

Sec. 1.2 Compensation Policy and Plan Intent. The Plan has been designed to provide financial incentives ("incentive bonuses") to designated upper level executive employees, who through their efforts directly and significantly impact the achievement of Company goals and objectives. Such incentive bonuses are intended to reflect both the executive's personal achievements therein, as well as the Division's or Company's achievement of such goals and objectives.

Sec. 1.3 Eligibility. Participation in this Plan is restricted to those upper level executive employees who, through their position and performance, have a decided impact upon the performance of the Company and/or a Division, and therefore upon the operating results of the Company. The Compensation Committee shall determine which individuals or groups of individuals by title or position or rank shall participate in the Plan.

          Divisions which participate in the Plan shall at times hereinafter be referred to as "Participating Divisions". Executives participating in the Plan are referred to as "participants" at times herein.

          Those Divisions which do not participate in this Plan shall at times hereinafter be referred to as "Non-Participating Divisions".

Sec. 1.4 Transfer and Termination. A participant who transfers to another Division of the Company, or who terminates employment for the purpose of early or normal retirement from the Company, or who dies or becomes disabled shall be eligible for incentive compensation at Plan Year end if they were an actual participant in the plan at the commencement of such Plan Year. The incentive bonus, when determined, pursuant to the provisions hereof shall be prorated to reflect that portion of the Plan Year (including all if such is the case) during which the participant was enrolled and participating in the Plan as a participant. Participants in this category will be treated in accordance with the following guidelines:

          a. Transfers Between Participating Divisions. In the event of a transfer between then Participating Divisions, a pro rata share of the incentive bonus shall be contributed by each Participating Division if the participant has been designated as such in each Participating Division from the commencement of the Plan Year, or in the case of the successor Participating Division, from his/her commencement of employment to Plan Year end.

          b. Transfers Between Participating Division and Non-Participating Division and Retirement, Death or Disability of Participating Executive. In the event a participant transfers from a Participating Division to a Non-Participating Division, a pro rata incentive bonus calculated on the basis of the number of months (a major portion of a month to be considered a whole month) during the Plan Year the executive was a Participant in the Plan, over 12, will be awarded in the due course of the Plan's administration. The same formula shall be utilized for executives who transfer from a Non-Participating Division to a Participating Division. The same method of calculating an incentive bonus shall also be utilized in calculating incentive bonuses for participants who die, become disabled or who retire from the Company during the year. Any such incentive bonuses would be paid only in the normal course of administration of the Plan.

          c. New Executive Employees. Upon recommendation of the Chief Administrative Officer or the Chief Executive Officer of a Division, whichever is applicable, and following approval thereof by the Chairman of the Company, a new executive employee who will have been employed by a Participating Division prior to the end of a Plan Year may be designated as a participant in the Plan, subject to the conditions of the Plan.

          d. Termination Other Than Retirement, Death or Disability. A participant who terminates his/her employment during the Plan Year for any reason other than retirement, death or disability, shall not be eligible for and shall not receive an incentive bonus for the subject Plan Year. A participant who terminates following the completion of the subject Plan Year, but prior to the payout of such incentive bonus shall receive the incentive bonus under procedures which would, only for such purpose, treat them as still employed at the time of the Plan payout.

          e. Promotion or Job Change. A participant who has a promotion and/or a job change during a Plan Year will have his/her incentive bonus calculated using each grade level separately. The score and grade level shall determine the bonus percentage and that percentage shall be applied to the Midpoint of Salary Range while in the grade level. The total incentive bonus will be the sum of the bonuses for each grade level.

          f. Market Pricing Adjustment. A participant whose grade level is adjusted during the Plan Year due to a "market pricing adjustment" will have his/her bonuses calculated for the entire period using the adjusted grade. If a, b and/or e are applicable, those sections shall also apply and this section f shall be applicable only for the period that the "market pricing adjustment" relates to.

Sec. 1.5  Process For Determination of Incentive Bonuses

          a. Compensation Policy and Intent of Plan
             Incentive bonuses under the Plan are based on how the Division and/or Company ROI performance versus its calculated ROI Standard for the Fiscal Year compares to the ROI performance versus the calculated ROI Standard of the companies in the Benchmark Group.

          b. Defined Incentive Bonus Terms
             "Bonus Matrix"
               The "Bonus Matrix" is a table setting forth figures which indicate with varying job grade level classifications, the percentage of incentive bonus attributable to each ROI Score in relationship to the participant's Midpoint of Salary Range. The "Bonus Matrix" may be changed from time to time at the election of the Compensation Committee but any change in the Bonus Matrix shall have prospective application only.

             "Midpoint of Salary Range"
               The "Midpoint of Salary Range" of a participant during the related incentive bonus fiscal year is the midpoint for his/her job grade as set forth in the salary range by job grade that is applicable.

             "ROI"
               "ROI", return on investment, is net earnings before the LIFO provision and financing costs expressed as a percentage of average investment.

             "ROI Standard"
               "ROI Standard" is an ROI hurdle rate objective that is calculated annually by a formula established by the Compensation Committee that reflects the actual growth rate of new store investment of the applicable company.

             "Benchmark Group"
               "Benchmark Group" is the group of companies the Compensation Committee selects for purposes of comparing the Division and/or Company ROI Standard against for the applicable Fiscal Years.

             "ROI Score"
               The ROI Score is determined from a schedule that is approved by the Compensation Committee that gives a score for the relative performance of ROI versus ROI Standard achieved by the Division and/or Company versus the Benchmark Group. The schedule may be modified annually.

          c. Determination of Bonus
             (1) Non-PooIed
                 Incentive bonuses for each participant will be calculated by taking the participant's bonus percentage from the Bonus Matrix, using his/her salary grade and multiplying it by his/her Midpoint of Salary Range.

             (2) Pooled
                 An incentive bonus pool is calculated by multiplying the percentage from the Bonus Matrix using the ROI Score for each participant by the participant's Midpoint of Salary Range.

                 The incentive bonus for each participant will be based on a ratio of his/her bonus to all bonuses paid under the Executive Incentive Plan (Personal Score). The percentage determined by that ratio will be multiplied by the bonus pool.

             (3) Minimum Score
                 No bonus will be payable to a participant under this Plan unless his/her personal score under the Executive Incentive Plan (Personal Score) is equal to or higher than a minimum set by the Division or the Compensation Committee.

             (4) Selection of Pooled or Non-Pooled
                 The Compensation Committee will determine whether a Division and/or Company is to be pooled or nonpooled.

          d. Maximum Bonus
             The maximum bonus payable under the Plan is equal to 250% of the salary of the Chief Executive Officer (the "CEO") or named executive officer, as the case may be, set forth in the previous year's Proxy Statement. If the CEO or named executive officer held a different office or was not employed in his/her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary rate reported in such year. Provided, however, in either case the aggregate of all bonuses paid to the CEO or named executive officer under any combination of the Plan, Personal Score Plan and PTOC Plan may not exceed 250% of the relevant salary. The aggregate of all bonuses paid to any other executive not listed above under any combination of the Plan, Personal Score Plan and PTOC Plan may not exceed 250% of his/her base salary.

                                  ARTICLE II

Sec. 2.1 Payment of Bonus. Normally the total incentive bonus for a Fiscal Year will be paid in cash as soon as administratively feasible after the amount of the incentive bonus has been computed. However, any participant who is a participant in a deferred compensation plan or arrangement of the Company, may have his/her incentive bonus deferred pursuant to that plan or arrangement.

                                 ARTICLE III

Sec. 3.1 Beneficiary. Any incentive bonus payments which become distributable after the death of a participant shall be distributed as they become due to such person or persons, or other legal entity as the participant may have designated in writing delivered to his/her Participating Division's personnel office on an approved form. The participant may, from time to time, revoke or change any such designation by writing delivered to such Participating Division's personnel office on an approved form. If there is no unrevoked designation on file with such corporate personnel office at the participant's death, or if the person or persons designated therein shall have all predeceased the participant, such distributions shall be made to the participant's spouse, or in the absence of a spouse, children and if the participant has no spouse or children, to the participant's estate. If a participant has deferred his/her incentive bonus pursuant to a plan or arrangement, the plan or arrangement shall govern the beneficiary designation.

                                  ARTICLE IV

Sec. 4.1 Administration and Interpretation of Plan. This Plan shall be interpreted by the Compensation Committee of the Company and its interpretations shall be final and binding on participants, Participating Divisions, and all other parties in interest.

          The Plan shall be administered by the Compensation Committee selected by the Board of Directors. The Plan Committee reserves the right from time to time to prescribe rules and regulations, not inconsistent with the provisions of the Plan, and to modify or revoke such rules and regulations at such time and in such manner as it may deem proper. A copy of this Plan and all such rules and regulations will be supplied to each person participating in the Plan and a copy of the then current Plan shall be maintained in the Company's personnel office and at the personnel office of each Participating Division and shall be available, upon request, for review by any participant or his duly authorized agent. All persons in the Plan shall be bound by the terms of the Plan and of all rules and regulations pursuant thereto, all as now in effect or hereafter amended, promulgated or passed which shall likewise be maintained at the Company and each Participating Division personnel office.

                                  ARTICLE V

Sec. 5.1 Rights of Participants and Beneficiaries. The Plan is not an employment agreement and does not assure or evidence to any degree the continued employment or the claim to continued employment of any participant for any time or period or job.

          No participant or beneficiary shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company or any Participating Division. A participant or beneficiary has only an unsecured contract right to receive cash payments in accordance with and at the times specified by the Plan.

          No participant shall have the right or ability to assign, pledge, or otherwise dispose of any part of an incentive bonus hereunder (except as provided in Section 3.1 hereof).

                                  ARTICLE Vl

Sec. 6.1 Overview. It is specifically understood that the Chairman of the Board and Chief Executive Officer of the Company shall at all times retain the authority to veto or rescind any appointment or designation of an individual as a participant (except an Executive Officer) under this Plan but it is the intent of the Plan that such authority shall be exercised with restraint and only for circumstances deemed by said officer to be of importance for preserving the integrity of the Plan's policy and/or its performance.

                                 ARTICLE VII

Sec. 7.1 Termination of Plan. This Plan may be amended or terminated at any time by the Board of Directors of the Company. Such amendment or termination, will not, without the participant's written consent, affect his/her incentive bonus or bonuses previously earned.

                                 ARTICLE VIII

Sec. 8.1  Miscellaneous Definitions.

          a. "Compensation Committee": shall mean that committee of the Board of Directors of the Company designated as such on January 12, 1994 or as it is thereafter designated during the term hereof and if during the term hereof no such named committee shall be designated by the Board of Directors it shall mean the Committee of the Board most nearly performing the duties of the Compensation Committee as defined at the time of its elimination as a Board Committee.

          b. "Plan Year": Plan Year shall be the applicable financial "Fiscal Year" of the Company.

          c. "Retire or Retirement": Retire or Retirement means a termination of employment pursuant to an arrangement contained in any formal private retirement plan or written agreement then in effect by the Company or any participating Division relative to the subject participant.

          d. "Chairman": Chairman shall at all times refer to the incumbent Chairman of the Board of Directors of the Dayton Hudson Corporation.

                                  ARTICLE IX

Sec. 9.1  Miscellaneous Provisions

          a. Headings. Headings at the beginning of sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

          b. Capitalized Definitions. Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

          c. Gender. Any references to gender also include the opposite gender.

          d. Use of Compounds of Word "Here". Use of the words "hereon", "herein", "hereunder", or similar compounds of the word "here" shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

          e. Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

                     Graphic Material Cross-Reference Page



Photographs of nominees and directors appear directly above each respective name on pages 2, 3, 4 and 5.

PROXY
                           DAYTON HUDSON CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF SHAREHOLDERS MAY 25, 1994

Kenneth A. Macke, Stephen E. Watson, Henry T. DeNero and James T. Hale, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated below and on the reverse side hereof, all shares of capital stock of Dayton Hudson Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders to be held on May 25, 1994, and at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS GIVEN IT WILL BE VOTED FOR PROPOSALS SET FORTH IN ITEMS 1, 2, 3 AND 4 AND AGAINST THE PROPOSALS SET FORTH IN ITEMS 5 AND 6 HEREOF. THIS PROXY MUST BE SIGNED AND RETURNED FOR YOUR SHARES TO BE VOTED.

    1. Election of Directors, Nominees:

       Betty Ruth Hollander, Kenneth A. Macke, Mary Patterson McPherson and Robert J. Ulrich.

(INSTRUCTION: To withhold authority to vote for any individual nominee or a "substitute nominee", write that nominee's name or the words "substitute nominee" on the space provided on the reverse side.)

THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN THIS CARD ON THE REVERSE SIDE AND RETURN THIS CARD.

                                                                     SEE REVERSE
                                                                          SIDE
- --------------------------------------------------------------------------------
                                                                            0361
/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.
- --------------------------------------------------------------------------------
1. Election of Directors (see reverse)       FOR        WITHHELD
                                             /_/          /_/


For, except withheld from the following nominee(s):

- ---------------------------
                                             FOR        AGAINST        ABSTAIN
2. Ratification of Ernst & Young as
   Independent Auditors                      /_/          /_/            /_/

3. Approval of the PTOC Plan                 /_/          /_/            /_/


4. Approval of the ROI Plan                  FOR        AGAINST        ABSTAIN
                                             /_/          /_/            /_/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSALS
REGARDING:

                                             FOR        AGAINST        ABSTAIN
5. Classified Board                          /_/          /_/            /_/


6. Equal Employment & Affirmative
   Action Report                             /_/          /_/            /_/

- --------------------------------------------------------------------------------
7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark here if you would like your voting instructions to be confidential pursuant to the Dayton Hudson Corporation Policy on Confidential Voting described in the 1994 Proxy Statement. /_/

Signature(s)                                       Date
            --------------------------------------     ---------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                           DAYTON HUDSON CORPORATION
      SUPPLEMENTAL RETIREMENT, SAVINGS, AND EMPLOYEE STOCK OWNERSHIP PLAN
                        VOTING INSTRUCTIONS TO TRUSTEE

I hereby instruct First Trust National Association, as Trustee of the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan (the "Plan"), to "vote", in the manner specified in the Plan, at the Annual Meeting of the Shareholders of Dayton Hudson Corporation (the "Company") to be held on May 25, 1994, and at any and all adjournments of said meeting, all shares of Common Stock and Series B ESOP Convertible Preferred Stock of the Company held in the Plan with respect to which I have authority to direct voting.

I understand that if I complete this card and return it to the Trustee by May 15, 1994, the Trustee will vote, in accordance with my instructions, the shares of the Company's Common Stock and Series B ESOP Convertible Preferred Stock allocated to my accounts under the Plan.

The Trustee is hereby instructed to vote as indicated below on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated April 20, 1994.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, THE TRUSTEE IS INSTRUCTED TO VOTE FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6. SHARES HELD IN THE PLAN FOR WHICH A VOTING INSTRUCTIONS TO TRUSTEE CARD IS NOT RECEIVED WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS.

The undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company.

                   1. Election of Directors, Nominees:

                      Betty Ruth Hollander, Kenneth A. Macke, Mary Patterson McPherson and Robert J. Ulrich.


(INSTRUCTIONS: To withhold authority to vote for any individual nominee or a "substitute nominee", write that nominee's name or the words "substitute nominee" on the space provided on the reverse side.)

                                                                     SEE REVERSE
                                                                          SIDE
- --------------------------------------------------------------------------------
                                                                            0361
/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.
- --------------------------------------------------------------------------------
1. Election of Directors (see reverse)                  FOR            WITHHELD
                                                        /_/              /_/

For, except withheld from the following nominee(s):

- ---------------------------
                                             FOR        AGAINST        ABSTAIN
2. Ratification of Ernst & Young as
   Independent Auditors                      /_/          /_/            /_/

3. Approval of the PTOC Plan                 /_/          /_/            /_/


4. Approval of the ROI Plan                  FOR        AGAINST        ABSTAIN
                                             /_/          /_/            /_/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSALS
REGARDING:
                                             FOR        AGAINST        ABSTAIN
5. Classified Board                          /_/          /_/            /_/


6. Equal Employment & Affirmative
   Action Report                             /_/          /_/            /_/
- --------------------------------------------------------------------------------
In its discretion, the Trustee is authorized to "vote," in the manner specified in the Plan, the shares covered by this instruction upon such other business as may properly come before the meeting.

Signature(s)                                       Date
            --------------------------------------     ---------------------
NOTE: Please sign exactly as name appears hereon.